Exhibit 10.2

Execution Version

BACKSTOP COMMITMENT AGREEMENT

AMONG

VALARIS PLC

AND

THE OTHER DEBTORS PARTY HERETO

AND

THE BACKSTOP PARTIES PARTY HERETO

Dated as of August 18, 2020

i

SCHEDULES AND EXHIBITS

Schedule 1        Backstop Commitment Percentage and Holdback Commitment Percentage

Exhibit A          Joinder Agreement- Backstop Parties

Exhibit B          Joinder Agreement - Issuer

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of August 18, 2020, is made by and among Valaris plc, a company organized under the Laws of England and Wales (the “Company”) and each of its direct and indirect debtor subsidiaries that file chapter 11 cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”) in the Bankruptcy Court (together with the Company, each a “Debtor” and, collectively, the “Debtors”), on the one hand, and the Backstop Parties set forth on Schedule 1 hereto, as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement (each referred to herein, individually, as a “Backstop Party” and, collectively, as the “Backstop Parties”), on the other hand. The Company, the other Debtors and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Company, the other Debtors and the Backstop Parties have entered into a Restructuring Support Agreement, dated as of August 18, 2020 (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit B to the Restructuring Support Agreement (the “Restructuring Term Sheet” and collectively, including all exhibits attached thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”)), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization (the “Plan”) to be filed in the Chapter 11 Cases implementing the terms and conditions of the Restructuring;

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the Restructuring Support Agreement, motions seeking entry of, among others, the Disclosure Statement Order and the Confirmation Order;

WHEREAS, pursuant to the Restructuring Support Agreement, the Plan and this Agreement, the Issuer will conduct the Rights Offering (as defined below) of rights (the “Rights”) to purchase on the Effective Date, for an aggregate purchase price of Five Hundred Million Dollars ($500,000,000), Five Hundred Million Dollars ($500,000,000) in aggregate principal amount of New Secured Notes (as defined below);

WHEREAS, participants in the Rights Offering shall receive New Shares equal to 30% of the New Shares issued and outstanding immediately after the Effective Date (subject to dilution by the New Warrants and the MIP) (the “Participation Equity”), allocated proportionally among such participants based on the principal amount of New Secured Notes purchased by each such participant relative to the total principal amount of New Secured Notes offered in the Rights Offering;

WHEREAS, pursuant to the terms of this Agreement, the members of the Ad Hoc Group (the “Initial Backstop Parties”) have agreed to purchase, in the aggregate, One Hundred Eight-Seven Million Five Hundred Thousand Dollars $187,500,000 in principal amount of New Secured Notes (“Holdback Notes”) to be offered in the Rights Offering, representing in the aggregate 37.5% of the total principal amount of New Secured Notes issued in the Rights Offering, and shall receive the corresponding amount of Participation Equity (the “Holdback Shares” and together with the Holdback Notes, the “Holdback Securities”); and

WHEREAS, subject to the terms and conditions contained in this Agreement and the Restructuring Support Agreement, each Initial Backstop Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Securities and Additional Notes.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Restructuring Support Agreement. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Houlihan, and Porter Hedges LLP.

“Additional Backstop Party” means each Person that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or an Institutional Accredited Investor (which is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that is a holder of an Senior Notes Claim that agrees to participate in the Backstop Commitment by joining this Agreement and the Restructuring Support Agreement pursuant to Article II of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided that no Backstop Party shall be deemed an Affiliate of the Company or any of the other Debtors. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person.

“Akin Gump” means Akin Gump LLP, as English legal counsel to the Ad Hoc Group.

“Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Support Agreement.

“American Deposit Management” means American Deposit Management, LLC.

“Antitrust Authorities” means any Governmental Entity having jurisdiction pursuant to the Antitrust Laws, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and the attorneys general of the several states of the United States, and “Antitrust Authority” means any of them.

“Antitrust Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required or, if agreed between the Company and the Requisite Backstop Parties (in each case, acting reasonably) advisable, under any Antitrust Laws.

“Antitrust Laws” means any Law governing agreements in restraint of trade, monopolization, merger or pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act.

“ARO Note” shall mean that certain 10-year shareholder note receivable issued to the Group by Saudi Aramco Rowan Offshore Drilling Company (or any successor thereto), which is described in the Company’s Form 10-Q for the quarter ended June 30, 2020.

“ARO JVA” shall mean that certain joint venture agreement, dated November 21, 2016, as amended, by and between Rowan Rex Limited and Saudi Aramco Development Company and any documents related thereto.

“Articles of Association” means the amended and restated articles of association of the Company as of the Closing Date or the articles of association or similar organizational documents of Newco Valaris (as applicable), which shall be in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Available Securities” means the Backstop Securities, Holdback Securities and/or Additional Notes that any Backstop Party fails to purchase as a result of a Backstop Party Default by such Backstop Party.

“Backstop Commitment Percentage” means, with respect to any Initial Backstop Party, such Initial Backstop Party’s percentage of the Backstop Commitment as set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 and with respect to any Additional Backstop Party, a percentage equal to the Deemed Claim Amount of such Additional Backstop Party relative to the Deemed Claim Amount of all Backstop Parties, as set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Schedule 1 shall be redacted in any public filings with the SEC, the Bankruptcy Court or otherwise and shall be updated from time to time to reflect the addition of Additional Backstop Parties that become party hereto, which updates shall be provided to the Initial Backstop Parties upon reasonable request of counsel. Any adjustment to Schedule 1 to reflect Additional Backstop Parties shall be calculated by adjusting downwards each Initial Backstop Party’s then-existing Backstop Commitment Percentage on a pro rata basis, based on the relative Deemed Claim Amount of any such new Additional Backstop Parties divided by the Deemed Claim Amounts of all Backstop Parties.

“Backstop Party” means an Initial Backstop Party or an Additional Backstop Party.

“Backstop Party Default” means the failure by any Backstop Party to deliver and pay the aggregate Purchase Price for such Backstop Party’s (i) Backstop Commitment Percentage of Backstop Securities or Additional Notes and/or (ii) Holdback Commitment Percentage of Holdback Securities by the Backstop Escrow Funding Date in accordance with Section 2.4(b) and Section 3.5.

“Backstop Securities” means the Unsubscribed Securities purchased by the Backstop Parties pursuant to the terms hereof.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in London, England.

“Claims Amount” means the amount of the Claim with respect to each of (i) Valaris Bond Claims, (ii) Jersey Bond Claims, (iii) Pride Bond Claims, (iv) Ensco International Bond Claims and (v) Legacy Rowan Bond Claims.

“Claims Multiplier” means, with respect to (i) Valaris Bond Claims, 1.0x, (ii) Jersey Bond Claims, 2.0x, (iii) Pride Bond Claims, 1.7x, (iv) Ensco International Bond Claims, 1.15x and (v) Legacy Rowan Bond Claims, 1.27x.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between any employer and any Employee Representative.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to the Backstop Parties on the date of this Agreement.

“Company Plans” means each“employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and all other compensation and benefits plans, policies, programs, contracts, or arrangements, whether or not subject to ERISA, in each case, that are sponsored, maintained, contributed or required to be contributed to by the Company or any of the other Debtors, or under which the Company or any of the other Debtors has any liability.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Competitor” means (i) any Person whose primary business consists of offshore oil and gas drilling and (ii) any Affiliate of any such Person identified in clause (i).

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding any Company Plan.

“Cover Purchaser” means each Person (excluding any Debtors) acquiring Available Securities pursuant to a Cover Transaction.

“Cover Transaction” means a circumstance in which the Issuer, Company or any Affiliate thereof funds all or a portion of the Deficiency Amount through available cash and/or the Issuer, Company or any Affiliate thereof arranges for the sale of any remaining Available Securities to any other Person.

“COVID-19” means both the viral pneumonia named coronavirus disease 2019 (COVID-19) by the World Health Organization and the virus named Severe Acute Respiratory Syndrome Coronavirus 2 (SARS-CoV-2) by the International Committee on Taxaonomy of Viruses and any mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Deemed Claim Amount” means, for any Person, the sum of each Claims Amount of such Person multiplied by the applicable Claims Multiplier.

“Defaulting Backstop Party” means, at any time, any Backstop Party that caused a Backstop Party Default that is continuing at such time.

“Deficiency Amount” means the difference between (x) the Rights Offering Amount plus the Commitment Fee, minus (y) the aggregate amount on deposit in the Rights Offering Escrow Accounts, calculated as of the first (1st) Business Day following the expiration of the Backstop Party Replacement Period (after giving effect to a Backstop Party Replacement).

“Disqualified Person” means any Person if, at such time, such Person or any of its Affiliates (other than any such Affiliate that is separated from such Person by a full information wall) (a) is a Competitor, (ii) is a portfolio company or (iii) owns a Disqualifying Interest.

“Disqualifying Interest” means the beneficial ownership of more than 25% of the Equity Securities in a Competitor (after giving effect to a hypothetical conversion, or exercise, as applicable, of any issued and outstanding Equity Securities of such Competitor which are convertible or exercisable (directly or indirectly) into such Equity Security, without regard to whether such other Equity Securities are then convertible or exercisable in accordance with their terms or the terms of the organizational documents of such Competitor).

“DTC” means The Depository Trust Company.

“Effective Date” has the meaning of the term “Plan Effective Date” as set forth in the Restructuring Support Agreement.

“End Date” means the date that is ninety days (90) days after the Outside Date.

“Equity Securities” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, units, and any other equity, ownership, or profits interests of any Person, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, units, or other equity, ownership, or profits interests of any Person (in each case whether or not arising under or in connection with any employment agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation of the SEC thereunder.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or any other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move, under Bankruptcy Rule 9023 or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

“General Rights Offering Escrow Account” means the escrow account established pursuant to the Rights Offering Procedures pursuant to which Rights Offering Participants are required to fund the Purchase Price for the Rights Offering Securities purchased in the Rights Offering.

“Governmental Entity” means any U.S. or non-U.S. multinational, federal, state, municipal, local, judicial, administrative, legislative or regulatory or competition, antitrust or foreign investment authority, agency, department, commission, regulator court, or tribunal of competent jurisdiction or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority (including any branch, department or official thereof).

“Government Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required under any applicable Laws, including Antitrust Approvals.

“Group” has the meaning set forth in the Restructuring Support Agreement.

“Holdback Commitment Percentage” means, with respect to any Backstop Party, the percentage set forth opposite such Backstop Party’s name under the column titled “Holdback Commitment Percentage” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement); provided that such amount shall be subject to adjustment in accordance with Section 2.7(b). Schedule 1, which shall be redacted in any public filings with the SEC, the Bankruptcy Court or otherwise, shall be updated from time to time to reflect the addition of Additional Backstop Parties that become party hereto, which such updates shall be provided to the Initial Backstop Parties upon reasonable request of counsel.

“Houlihan” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing” means the filing of the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission.

“IRS” means the United States Internal Revenue Service.

“Issuer” means the Company or other Person which is or is to be the ultimate parent company of the Reorganized Debtors on the date of the Closing.

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer or general counsel of the Company.

“Kramer Levin” means Kramer Levin Naftalis & Frankel LLP, as legal counsel to the Ad Hoc Group.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, judgment, treaty, or convention in each case, that is validly adopted, promulgated, issued, or entered by a Governmental Entity of competent jurisdiction (including the Bankruptcy Court).

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Market Event” means:

(a)            a change in the global, national or regional political conditions (including civil unrest, riots, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such actions) or in the general global, national or regional financial or economic conditions affecting the industries, regions and markets in which the Issuer or any of the Debtors operates, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”;

(b)           changes in the market price or trading volume of the Claims or equity or debt securities of the Company, the Issuer or any other Debtor (but not the underlying facts giving rise to such changes unless such fast are otherwise excluded pursuant to the clauses contained in this definition);

(c)           any changes or developments in prices for oil, natural gas or other commodities;

(d)           any action by OPEC+;

(e)           a suspension or material limitation in trading of securities on the New York Stock Exchange;

(f)            any change in exchange controls or a disruption of settlement systems;

(g)           earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism;

(h)           a material disruption of commercial banking activities;

(i)            any changes after the date hereof in applicable Law or GAAP or enforcement thereof;

(j)            any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; and

(l)            declarations of national emergencies in the countries where the Issuer or any Debtor conducts a material portion of its business.

“Material Adverse Effect” means one or more Events or a series of Events that taken alone or together has a material adverse effect on (i) the Group’s ability to implement the Restructuring Transactions or (ii) the financial condition of the Group taken as a whole, other than any Event arising from or related to the following:

(a)           a breach of any financing arrangement (i) which has been waived, including, without limitation, under this Agreement or any other document in each case with the consent of the Requisite Backstop Parties, (ii) which arises as a result of the Restructuring Transactions (including any of the factors identified in (e) below) or (iii) provided that the Company or any other Debtor is taking reasonable steps to remedy the breach;

(b)           (i) the failure to meet any projections or estimated revenues or profits or (ii) the occurrence of exceeding any estimated costs or expenses (provided that the underlying cause of any such failure or occurrence may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under this definition of “Material Adverse Effect”);

(c)           any enforcement action which has been stayed, suspended or dismissed;

(d)           any litigation or similar action against the Issuer or any Debtor which arises from or relates to the Restructuring Transactions with respect to the Issuer’s or Debtors’ capital structure and is being defended by the Issuer or a Debtor in good faith;

(e)            any Market Event, provided that this exception shall not apply to the extent that any such Market Event is disproportionately adverse to the Group, taken as a whole, as compared to other companies in the industries in which the Group operates;

(f)            the commencement or pendency of any UK Restructuring Plan, any Chapter 11 Case, any Shareholder Scheme, any Administration or any Ancillary Proceedings, if any, or any other aspect of the Implementation Mechanisms in accordance and consistent with this Agreement;

(g)            the execution, announcement or performance of this Agreement or other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Issuer or any other Debtor expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Backstop Parties in writing); or

(j)            the occurrence of a Backstop Party Default.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other hazardous or toxic substances, that are regulated pursuant to or could give rise to liability under any Environmental Law.

“MIP” has the meaning set forth in the Restructuring Term Sheet.

“New Secured Notes” has the meaning set forth in the Restructuring Term Sheet.

“New Shares” shall mean the ordinary shares issued by the Issuer on the Effective Date in accordance with the Plan and the Reorganized Valaris Corporate Documents.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator.

“Outside Date” means June 18, 2021, subject to extension to August 18, 2021 in accordance with Section 3.1(e) or otherwise as agreed by the Requisite Backstop Parties in their sole discretion; provided that no Backstop Party’s Backstop Commitment and/or Holdback Commitment may be extended beyond the End Date without prior written consent of such Backstop Party.

“Owned Real Property” means all real property and interests in real property owned, in whole or in part, directly or indirectly by the Company and its Subsidiaries, together with all buildings, structures, fixtures and improvements now or subsequently located thereon, and all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto.

“Permitted Liens” means (i) Liens for Taxes, assessments, and other governmental levies, fees or charges that (A) are not due and payable as of the Closing Date or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (ii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided that no such zoning, building codes and other land use Laws prohibit or, individually or in the aggregate materially impair, the use or occupancy of such Owned Real Property or the operation of the business of the Company and its Subsidiaries; (iii) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business or, individually or in the aggregate, materially adversely affect the value of any Owned Real Property; (iv) mortgages on Owned Real Property or a lessor’s interest in real property subject to Real Property Leases or leasehold mortgage on any Real Property Lease, (v) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date; (vi) solely with respect to the Company’s drilling units and Owned Real Property, operators’, vendors’, suppliers of necessaries to the Company’s drilling units, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or shipyard liens (during repair or upgrade periods) or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days (so long as no action has been taken to file or enforce such Liens within said ninety (90) day period) or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto and (vii) Liens which do not impair, other than in an immaterial respect, the ability of the Debtors (taken as a whole) to operate in the ordinary course of business.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Porter Hedges” means Porter Hedges LLP, as local counsel to the Ad Hoc Group.

“Purchase Price” means, as applicable, an amount equal to 100% of the principal amount of the New Secured Notes offered in the Rights Offering ($500,000,000) or, in the case of an individual Backstop Party, 100% of the principal amount of the New Secured Notes purchased by such Backstop Party.

“Qualifying Senior Notes Claims” means Senior Notes Claims that have not previously been used (by the Initial Backstop Parties, their transferees or otherwise) as the basis for participation in the Backstop Commitment and the Holdback Commitment.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Reorganized Valaris Corporate Documents” the organizational and governance documents for the Reorganized Debtors and any subsidiaries thereof, including, as applicable, the articles of association, the certificates or articles of incorporation and bylaws, certificates of formation, partnership agreements, operating agreements, limited liability company agreements, limited partnership agreements, and any similar documents of the Reorganized Debtors, in form and substance reasonably satisfactory to the Requisite Backstop Parties.

“Reorganized Debtors” means the Issuer and Debtors from and after the Effective Date.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Backstop Parties” means, collectively, the Initial Backstop Parties (excluding any Defaulting Backstop Parties) holding at least 50.01% of the aggregate Backstop Commitment Percentages of the Initial Backstop Parties (excluding any Defaulting Backstop Parties); provided that for purposes of this definition, each such Initial Backstop Party shall be deemed to hold the Backstop Commitment Percentages held by such Initial Backstop Party’s Related Purchasers.

“Restructuring” has the meaning given to the term “Restructuring Transactions” set forth in the Restructuring Term Sheet.

“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Rights Offering Amount” means $500,000,000.

“Rights Offering Escrow Accounts” means, collectively, the Backstop Escrow Account and the General Rights Offering Escrow Accounts.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable Purchase Price.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Securities in accordance with the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the Disclosure Statement Order, which procedures shall be on terms and conditions materially consistent with the terms of this Agreement and in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Company.

“Rights Offering Securities” means the New Secured Notes (together with the corresponding Participation Equity) offered in the Rights Offering.

“Rights Offering Subscription Agent” means a subscription agent appointed by the Debtors and reasonably satisfactory to the Requisite Backstop Parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, share capital, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Transfer” has the meaning set forth in the Restructuring Support Agreement.

“Unlegended Securities” means any New Secured Notes or New Shares acquired by the Backstop Parties (including any Related Purchaser or Ultimate Purchaser) pursuant to this Agreement and the Plan, including New Secured Notes or New Shares issued in connection with the Rights Offering, that are no longer subject to the Note Legend or the Share Legend, as applicable.

“Unregistered Notes” means any New Secured Notes issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption.

“Unregistered Securities” means, collectively, Unregistered Notes and Unregistered Shares.

“Unregistered Shares” means any New Shares issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption.

“Unsubscribed Securities” means the Rights Offering Securities that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan, excluding Rights Offering Securities committed to be purchased pursuant to Section 2.1(b) (Subscription Covenant) and Section 2.2(b).

Section 1.2   Additional Defined Terms. In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Additional Notes	Section 3.5
Agreement	Preamble
Backstop Commitment	Section 2.2(a)
Backstop Premium	Section 3.1(a)
Backstop Escrow Account	Section 2.4(a)
Backstop Escrow Funding Date	Section 2.4(b)
Backstop Party	Preamble
Backstop Party Replacement	Section 2.3(a)
Backstop Party Replacement Period	Section 2.3(a)
Bankruptcy Code	Preamble
BCA Joinder	Section 2.7(a)
Chapter 11 Cases	Preamble
Closing	Section 2.5(a)
Closing Date	Section 2.5(a)
Commitment Fee	Section 3.1(b)
Company	Preamble
Company Fleet Report	Section 4.30
Cover Transaction Period	Section 2.3(e)
Debtor	Preamble
Definitions	Section 1.1

Employee Representative	Section 4.14(a)
Environmental Laws	Section 4.19(a)
Excess Shares	Section 6.11
Expense Reimbursement	Section 3.3
Extension Fee	Section 3.1(e)
Filing Party	Section 6.4(b)
Financial Reports	Section 6.6(a)
Financial Statements	Section 4.9(a)
Foreign Benefit Plan	Section 4.21(h)
Funding Notice	Section 2.4(a)
GAAP	Section 4.9(a)
Holdback Commitment	Section 2.2(b)
Holdback Notes	Recitals
Holdback Securities	Recitals
Holdback Shares	Recitals
Holder	Section 2.1(a)
Holder Subscription Rights	Section 2.1(a)
Indemnified Claim	Section 8.2
Indemnified Person	Section 8.1
Indemnifying Party	Section 8.1
Initial Backstop Parties	Recitals
Intellectual Property Rights	Section 4.15
Joint Filing Party	Section 6.4(c)
Losses	Section 8.1
Material Contracts	Section 4.24
Money Laundering Laws	Section 4.26
Multiemployer Plan	Section 4.21(b)
Note Legend	Section 6.16(b)
Party	Preamble
Participation Equity	Recitals
Permitted Fleet Changes	Section 4.30(a)
Plan	Recitals
Pre-Closing Period	Section 6.3(a)
Proceedings	Section 4.13
Qualifying Senior Notes Claims	Section 2.7(a)
Registrable Securities	Section 6.11
Registration Rights Agreement	Section 6.11
Related Purchaser	Section 2.6(a)
Replacing Backstop Parties	Section 2.3(a)
Restructuring Support Agreement	Recitals
Restructuring Term Sheet	Recitals
Right	Recitals
Rights Offering Commitment	Section 2.2(a)
RSA Joinder	Section 2.7(a)
Share Legend	Section 6.16(a)
Tax Return	Section 4.20(a)

Transaction Agreements	Section 4.2(a)
Ultimate Purchaser	Section 2.6(b)
U.S. Benefit Plans	Section 4.21(a)
willful or intentional breach	Section 9.2

Section 1.3   Construction. In this Agreement, unless the context otherwise requires:

(a)           references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)           the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c)           references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e)           the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f)            the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g)           “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h)           references to “day” or “days” are to calendar days;

(i)            references to “the date hereof” means as of the date of this Agreement;

(j)            unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on the date of this Agreement; and

(k)           references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1   The Rights Offering.

(a)            Rights Offering Allocation. On and subject to the terms and conditions hereof, the Debtors and Issuer, if applicable, shall conduct the Rights Offering pursuant to and in accordance with the Plan, the Rights Offering Procedures and the Disclosure Statement Order. The Backstop Parties shall be offered the Holdback Notes offered in the Rights Offering, together with the corresponding Holdback Shares, allocated among such Backstop Parties based on the Holdback Commitment Percentage of such Backstop Parties (subject to any adjustments thereto in accordance with Section 2.7), and the remaining $312,500,000 of the New Secured Notes offered in the Rights Offering, together with the corresponding Participation Equity, will be offered to the holders of Senior Notes Claims (including, for the avoidance of doubt, the Backstop Parties) (each such holder, a “Holder”), allocated among such Holders based on the Deemed Claim Amount of each such Holder relative to the Deemed Claim Amount of all such Holders (such amount, per Holder, the “Holder Subscription Rights”). For the avoidance of doubt, in no event will (a) any Backstop Party or Holder have oversubscription Rights or privileges or (b) Rights offered in the Rights Offering be detachable from the Claims with which they are associated.

(b)            Subscription Covenant. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Backstop Party agrees, severally and not jointly, to fully exercise all Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Securities issuable to it in relation thereto, in accordance with the Rights Offering Procedures and the Plan. Any Defaulting Backstop Party shall be liable, severally and not jointly, to each non-Defaulting Backstop Party, the Debtors and the Issuer as a result of any breach of its obligations hereunder.

(c)            If requested by the Requisite Backstop Parties, from time to time prior to the expiration of the Offering Period (as defined in the Rights Offering Procedures), the Company or Issuer (as appropriate) shall notify, or instruct the Rights Offering Subscription Agent to notify, as promptly as practicable and in any event, will instruct the Rights Offering Subscription Agent to provide within forty-eight (48) hours of receipt of such request by the Company or the Issuer (as appropriate), the Initial Backstop Parties of the aggregate number of Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.

(d)            The Rights Offering Securities will be issued in reliance on the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, will be issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another available exemption, and the Plan and the Disclosure Statement shall each include a statement to such effect. The offer and sale of the Unsubscribed Securities and, if applicable, the Holdback Securities purchased by the applicable Backstop Parties pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, as applicable, and the Plan and the Disclosure Statement shall each include a statement to such effect.

Section 2.2   Backstop Commitment; Holdback Commitment.

(a)            On and subject to the terms and conditions hereof, including entry of the Confirmation Order, (i) each Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Unsubscribed Securities equal to such Backstop Party’s Backstop Commitment Percentage of the aggregate Unsubscribed Securities, in accordance with the Rights Offering Procedures and the Plan (such obligation to purchase the Unsubscribed Securities, the “Rights Offering Commitment”) and (ii) each Initial Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Initial Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Additional Notes equal to such Initial Backstop Party’s Backstop Commitment Percentage as of the date hereof of the aggregate Additional Notes in accordance with the terms of this Agreement (such obligation to purchase the Additional Notes, together with the Rights Offering Commitment, the “Backstop Commitment”).

(b)            On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Holdback Securities equal to such Backstop Party’s Holdback Commitment Percentage of the aggregate Holdback Securities, in accordance with the Rights Offering Procedures and the Plan (such obligation to purchase the Holdback Securities, the “Holdback Commitment”).

Section 2.3   Backstop Party Default.

(a)            Upon the occurrence of a Backstop Party Default, the Initial Backstop Parties (other than any Defaulting Backstop Party) shall have the right, but shall not be obligated to, within five (5) Business Days after receipt of written notice from the Company or the Issuer to the Initial Backstop Parties of such Backstop Party Default (which notice shall be given promptly following the occurrence of such Backstop Party Default) (such five (5) Business Day period, the “Backstop Party Replacement Period”), to make arrangements for one or more of the Initial Backstop Parties (excluding any Defaulting Backstop Party) to purchase all or any portion of the Available Securities (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts based upon the applicable Backstop Commitment Percentage of any such electing Initial Backstop Party or as may otherwise be agreed upon by the Initial Backstop Parties electing to purchase all or any portion of the Available Securities (such Initial Backstop Parties, the “Replacing Backstop Parties”). Any such Available Securities purchased by a Replacing Backstop Party shall be included in the determination of (x) the Backstop Securities, Holdback Securities and Additional Notes, as applicable, of such Replacing Backstop Party for all purposes hereunder and (y) the Backstop Commitment Percentage of such Initial Backstop Party for purposes of Section 3.1.

(b)            If a Backstop Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for (i) the Backstop Party Replacement, to be completed within the Backstop Party Replacement Period, or (ii) the consummation of a Cover Transaction within the Cover Transaction Period.

(c)            If a Backstop Party is or becomes a Defaulting Backstop Party, it shall not be entitled to any portion of the Backstop Premium (as defined below), it shall promptly notify the Company and the Issuer (as relevant) in writing if it receives any portion of the Backstop Premium, and it shall transfer its portion of the Backstop Premium to the extent received from the Company or the Issuer (as relevant) to the applicable Replacing Backstop Party or Cover Purchaser within one (1) Business Day of receiving written notice by the Company or the Issuer of the identity of the Person or Persons to whom such Backstop Premium should have been allocated in accordance with Section 3.1.

(d)            Except as contemplated by Section 2.3(a), nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Securities, Additional Notes or Holdback Commitment Percentage of the Holdback Securities.

(e)            Notwithstanding the foregoing, if the non-Defaulting Backstop Parties do not elect to subscribe for all of the Available Securities pursuant to Section 2.3(a) prior to the expiration of the Backstop Party Replacement Period, the Company or the Issuer shall have an additional twenty (20) Business Days following the expiration thereof (such period, the “Cover Transaction Period”) to consummate a Cover Transaction.

(f)            For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.2, but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Backstop Party from liability hereunder in connection with such Defaulting Backstop Party’s Backstop Party Default.

Section 2.4   Backstop Escrow Account Funding.

(a)            Funding Notice. No later than the tenth (10th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Backstop Party (to the extent applicable) a written notice (the “Funding Notice”) of (i) the amount of Rights Offering Securities elected to be purchased by the Rights Offering Participants and the aggregate Purchase Price therefor; (ii) the aggregate amount of Holdback Securities to be purchased by all Backstop Parties; (iii) the amount of Holdback Securities to be purchased by such Backstop Party and the Purchase Price therefor as determined in accordance with Section 2.2; (iv) the aggregate amount of Unsubscribed Securities (and corresponding Participation Equity), if any, and the aggregate Purchase Price therefor; (v) the amount of Unsubscribed Securities (based upon such Backstop Party’s Backstop Commitment Percentage) to be purchased by such Backstop Party and the Purchase Price therefor as determined in accordance with Section 2.2; and (vi) the escrow account to which such Backstop Party shall deliver and pay the Purchase Price for such Backstop Party’s Holdback Securities and Backstop Commitment Percentage of the Unsubscribed Securities (the “Backstop Escrow Account”). The Rights Offering Subscription Agent shall promptly provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Backstop Party may reasonably request.

(b)            Backstop Escrow Account Funding. No later than the second (2nd) Business Day following receipt of the Funding Notice (such date, the “Backstop Escrow Funding Date”), each Backstop Party shall deliver and pay the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Percentage of the Unsubscribed Securities and Holdback Commitment Percentage of Holdback Securities by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account in satisfaction of such Backstop Party’s Backstop Commitment and/or Holdback Commitment, as applicable. The Backstop Escrow Account shall be established with an escrow agent satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant). The funds held in the Backstop Escrow Account shall be distributed to the Debtors and Issuer (if relevant) at the Closing, or returned to each Backstop Party upon the termination of this Agreement, in each case, inclusive of any interest accrued thereon.

Section 2.5   Closing.

(a)            Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Backstop Parties, the closing of the Backstop Commitment and the purchase and sale of the Holdback Securities (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036 at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b)            At the Closing, the funds held in the Backstop Escrow Account shall be released and utilized as set forth and in accordance with Section 6.15 and the Plan.

(c)            At the Closing, issuance of the Backstop Securities, Holdback Securities and Additional Notes will be made by the Issuer to the account of each Backstop Party (or to such other accounts as any Backstop Party may designate in accordance with this Agreement) against payment of the aggregate Purchase Price for the Backstop Securities, Holdback Securities and Additional Notes of such Backstop Party. Unless a Backstop Party requests delivery of a physical stock certificate, the entry of any New Shares to be delivered pursuant to this Section 2.5(c) into the account of a Backstop Party pursuant to the Issuer’s book entry procedures and delivery to such Backstop Party of an account statement reflecting the book entry of such New Shares shall be deemed delivery of such New Shares for purposes of this Agreement. Except as provided for in Section 2.6(c), all New Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company or the Issuer (as relevant).

Section 2.6   Designation and Assignment Rights.

(a)            Each Backstop Party shall have the right to designate by written notice to the Company and the Issuer no later than two (2) Business Days prior to the Closing Date that some or all of its Backstop Securities and/or Holdback Securities be issued in the name of, and delivered to, one or more of its Affiliates, excluding any operating portfolio company (each a “Related Purchaser”) upon receipt by the Issuer of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and the Issuer and signed by such Backstop Party and each Related Purchaser, (ii) specify the number of Backstop Securities and/or Holdback Securities to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by such Related Purchaser of the accuracy of the representations set forth in Sections 5.6 through 5.9 as applied to such Related Purchaser; provided that no such designation pursuant to this Section 2.6(a) shall relieve such Backstop Party from its obligations under this Agreement.

(b)            Backstop Parties shall not be entitled to Transfer all or any portion of their Backstop Commitment or Holdback Commitment except as expressly provided in this Section 2.6 and each Backstop Party agrees, severally and not jointly, that it will not Transfer, at any time prior to the Closing Date, any of its rights and obligations under this Agreement to any Person other than in accordance with this Section 2.6. Each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment or Holdback Commitment to (i) a Related Purchaser, (ii) any other Backstop Party or (iii) one or more other Persons that is not a Disqualified Person and is otherwise reasonably acceptable to the Company and the Issuer (if relevant) and the Requisite Backstop Parties; provided that the Backstop Party provide the Company and the Issuer, as applicable, (upon reasonable request), and the Requisite Backstop Parties, with reasonably sufficient evidence of such transferee’s (A) creditworthiness in relation to the obligation being transferred and (B) capability of consummating the transactions contemplated hereby in a timely fashion (each such transferee, an “Ultimate Purchaser”). As a condition of such Transfer, the Ultimate Purchaser must (x) execute a BCA Joinder and an RSA Joinder and (y) agree in a writing addressed to the Company and Issuer (if relevant) (A) to purchase such portion of such Backstop Party’s Backstop Commitment and/or Holdback Commitment, as applicable and (B) to be fully bound by, and subject to, this Agreement; provided that no such sale, transfer or assignment pursuant to this Section 2.6(b) shall relieve such Backstop Party from its obligations under this Agreement. Any Transfer of a Backstop Party’s obligations under this Agreement made in violation of this Section 2.6 shall be deemed null and void ab initio and of no force or effect and shall not create any obligation or liability of any Debtor or any other Backstop Party to the purported transferee. After the Closing Date, nothing in this Agreement (including the terms and conditions of any other agreement or arrangement contemplated hereby or by the Plan, including the Reorganized Valaris Corporate Documents) shall limit or restrict in any way any Backstop Party’s ability to Transfer any of its New Secured Notes or New Shares or any interest therein.

(c)            Notwithstanding anything to the contrary in this Agreement, neither the Issuer nor any of the Debtors shall bear the cost of any UK stamp duty reserve tax (if any) arising from or in connection with any agreement to novate, assign, or otherwise transfer rights granted pursuant to this Agreement.

(d)            The parties will work together in good faith after the date of this Agreement to ensure that, to the extent possible, any transfers or rights effected pursuant to this Section 2.6 can be effected in a tax-efficient manner, including but not limited to amending the terms of this Agreement.

Section 2.7   Additional Backstop Parties.

(a)            Holders of Qualifying Senior Notes Claims (including the Initial Backstop Parties to the extent of Senior Notes Claims acquired after the date hereof) may elect to participate in the rights and obligations of the Backstop Parties set forth in this Agreement as an Additional Backstop Party (to the extent they meet the qualifications set forth in the definition of such term) until the date that is fifteen (15) Business Days following the date hereof. All holders of Qualifying Senior Notes Claims electing to become Additional Backstop Parties must (i) do so with respect to all Qualifying Senior Notes Claims held by them, (ii) execute a joinder to this Agreement in substantially the form attached as Exhibit A hereto or otherwise in form and substance reasonably acceptable to the Company and the Requisite Backstop Parties (a “BCA Joinder”) and a joinder to the Restructuring Support Agreement in the form attached thereto (an “RSA Joinder”) and (iii) upon request of the Company in its sole discretion, provide the Company with (A) reasonably sufficient evidence of such Holder’s creditworthiness in relation to the Backstop Commitment and Holdback Commitment being assumed by such Holder and capability of such Holder of consummating the transactions contemplated hereby in a timely fashion, and/or, (B) as a condition to joining as an Additional Backstop Party, credit assurance supporting the Backstop Commitment and Holdback Commitment to be assumed by such Holder in a form acceptable to the Company in its sole discretion (which may be in the form of a letter of credit, deposit in full of the Backstop Commitment and/or Holdback Commitment or any other form the Company requests). Upon the execution and delivery of a BCA Joinder and an RSA Joinder by any Additional Backstop Party within such fifteen (15) Business Day period, the Company shall promptly, and in any event within three (3) Business Days, provide notice thereof to each Backstop Party along with an amended Schedule 1 that restates the Backstop Commitment Percentage and the Holdback Commitment Percentage of all Backstop Parties, as determined in accordance with this Agreement.

(b)            Additional Backstop Parties shall have the right and obligation to purchase their pro rata share of Holdback Notes offered in the Rights Offering, and receive the corresponding amount of Holdback Shares, based on the Deemed Claim Amount of each such Additional Backstop Party relative to the Deemed Claim Amount of all Backstop Parties, with other Backstop Parties reduced pro rata; provided, that (a) the aggregate amount of Holdback Notes (and corresponding Holdback Shares) that may be purchased by Additional Backstop Parties shall be capped at 31.12% of the aggregate amount of Holdback Notes (and corresponding Holdback Shares) offered in the Rights Offering (i.e. 23/73.9) and (b) if without giving effect to the cap provided in (a), inclusion of any Additional Backstop Party would result in the Holdback Notes (and corresponding Holdback Shares) to be purchased by Additional Backstop Parties exceeding such 31.12% cap, then (x) each Initial Backstop Party shall have a Holdback Commitment Percentage equal to such Initial Backstop Party’s Backstop Commitment Percentage as of the date hereof multiplied by 68.88% and (y) each Additional Backstop Party shall have a Holdback Commitment Percentage equal to such Additional Backstop Party’s Deemed Claim Amount relative to the Deemed Claim Amount of all such Additional Backstop Parties multiplied by 31.12%. For the avoidance of doubt, (i) 68.88% of the aggregate amount of Holdback Notes (and corresponding Holdback Shares) are subject to purchase only by the Initial Backstop Parties, and (ii) Additional Backstop Parties shall not receive any portion of the Commitment Fee, Extension Fee, if any, or Backstop Premium.

ARTICLE III

BACKSTOP PREMIUM, EQUITY ALLOCATION AND EXPENSE REIMBURSEMENT

Section 3.1   Backstop Premium; Commitment Fee.

(a)            As consideration for the Backstop Commitment and the other agreements of the Initial Backstop Parties in this Agreement, the Debtors shall pay or cause to be paid to the Initial Backstop Parties (and any Replacing Backstop Party and/or Cover Purchaser, as applicable) a backstop premium (the “Backstop Premium”), paid in the form of New Secured Notes (in addition to the New Secured Notes offered in the Rights Offering) equal to 10% (i.e., $50,000,000 principal amount) of the New Secured Notes multiplied by such Initial Backstop Party’s Backstop Commitment Percentage as of the date hereof.

(b)            On the date hereof, the Company has placed $20,000,000 (the “Commitment Fee”) in escrow with American Deposit Management into an account that, as of the execution of this Agreement, shall be controlled solely by the Initial Backstop Parties, and shall be distributed to the Initial Backstop Parties pro rata in proportion to their Backstop Commitment Percentage as of the date hereof; provided that if any Initial Backstop Party receiving such Commitment Fee subsequently becomes a Defaulting Backstop Party, then such Defaulting Backstop Party shall be liable to the Company for the portion of the Commitment Fee received by such Defaulting Backstop Party and such amount shall be immediately due and payable by such Defaulting Backstop Party to the Company. Notwithstanding anything to the contrary herein, including Section 3.1, if the Closing shall occur, the principal amount of New Secured Notes paid in connection with the Backstop Premium shall be reduced by an amount equal to the Commitment Fee. The Commitment Fee shall be paid free and clear of any withholding or deduction for any Taxes and shall be treated, for United States federal income Tax purposes only, as paid by the Company in exchange for the issuance of a put right to the Backstop Parties with respect to the Rights Offering. For the avoidance of doubt, (i) Debtors shall have no claim or right to any portion of the amount held in escrow pursuant to this Section 3.1(b), (ii) the failure to place the Commitment Fee into escrow pursuant to this Section 3.1(b) prior to the execution of this Agreement shall constitute a material breach of this Agreement, upon which breach the Requisite Backstop Parties shall have the right to immediately terminate this Agreement (iii) the Company will be deemed to have fully and completely performed its obligations under this Section 3.1(b) upon receipt by American Deposit Management of the Commitment Fee into an account controlled solely by the Initial Backstop Parties as provided in this Section 3.1(b), and upon such receipt by American Deposit Management, no Backstop Parties (including the Requisite Backstop Parties) shall have the right to terminate this Agreement as a result of a claim of breach of this Section 3.1(b) (but, for the avoidance of doubt, this Agreement may still be terminated in accordance with Section 9.1(c)(ix); provided that in connection with such termination, the amount of the Commitment Fee that has been ordered to be returned will be returned to the Company), and (iv) the Commitment Fee shall be fully earned, nonrefundable and non-avoidable upon the execution of this Agreement by the Parties.

(c)            The provisions for the payment of the Backstop Premium are an integral part of the transactions contemplated by this Agreement and without these provisions the Initial Backstop Parties would not have entered into this Agreement, and the Backstop Premium shall constitute an allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

(d)            Notwithstanding anything herein to the contrary, a Defaulting Backstop Party shall not be entitled to receive any portion of the Backstop Premium, and the portion of the Backstop Premium that would otherwise have been allocated to such Defaulting Backstop Party shall instead be payable to the Replacing Backstop Party or Replacing Backstop Parties and/or Cover Purchaser(s) that purchase the New Secured Notes (and corresponding Participation Equity) that such Defaulting Backstop Party was obligated to purchase pursuant to the terms hereof.

(e)            Notwithstanding anything herein to the contrary, upon (i) the Company providing written notice to the Requisite Backstop Parties and (ii) payment of $10,000,000 in cash (the “Extension Fee”) to the Initial Backstop Parties, allocated among such Initial Backstop Parties pro rata in proportion to their Backstop Commitment Percentage as of the date hereof, the Outside Date shall automatically be extended to August 18, 2021. For the avoidance of doubt, (i) the principal amount of New Secured Notes paid in connection with the Backstop Premium shall not be reduced by the Extension Fee and (ii) the Extension Fee shall be fully earned, nonrefundable and non-avoidable upon the payment thereof.

Section 3.2   Payment of Backstop Premium. Subject to Section 3.1(d), the Backstop Premium shall be fully earned, nonrefundable and non-avoidable upon entry by the Bankruptcy Court of the Confirmation Order, and shall be paid promptly on the later to occur of the Closing Date and the Effective Date by the Issuer to the Initial Backstop Parties. For the avoidance of doubt, the Backstop Premium (a) will be nonrefundable and non-avoidable when paid, (b) will be payable as provided herein, irrespective of the amount of Unsubscribed Securities (if any) actually purchased, (c) shall be paid by the Issuer free and clear of any withholding or deduction for any applicable Taxes and (d) shall be treated, for United States federal income Tax purposes only, as paid by the Issuer in exchange for the issuance of a put right to the Debtors with respect to the Rights Offering.

Section 3.3   Expense Reimbursement. Whether or not the transactions contemplated hereunder are consummated, the Debtors agree to pay the documented reasonable third-party fees and expenses of each Initial Backstop Party, including the reasonable and documented fees and expenses of counsel and other professionals retained by such Initial Backstop Party, that have been and are incurred in connection with the negotiation, preparation and implementation of the Backstop Commitment and the Rights Offering, including the Initial Backstop Parties’ negotiation, preparation and implementation of this Agreement (including the Backstop Commitment and the other transactions contemplated hereby), the Plan, the Debtors, the Chapter 11 Cases, the Registration Rights Agreement and the other agreements contemplated hereby and thereby and all other Definitive Documents, including, but not limited to, the fees and expenses (and retainers) of Kramer Levin, Akin Gump, Porter Hedges and Houlihan, and the Rowan Ad Hoc Group Fees (the “Expense Reimbursement”). The Expense Reimbursement accrued through the date hereof (other than Rowan Ad Hoc Group Fees incurred in pursuing the Harris County Litigation) shall be paid on the date hereof. Through the Effective Date, the Debtors shall pay currently in cash the Expense Reimbursement; provided, however, the Debtors shall not be required to make any payments during the Chapter 11 Cases absent authorization by the Bankruptcy Court. The Initial Backstop Parties shall deliver to the Debtors an invoice for reimbursable fees and expenses. The invoice for such fees and expenses shall not be required to comply with U.S. Trustee guidelines and local guidelines issued by the Bankruptcy Court with respect to payment of professional fees. Provided the Court has authorized payment of the Expense Reimbursement, the Debtors shall pay such invoices within ten (10) Business Days of receipt thereof. For the avoidance of doubt, no recipient of any payment under this Section 3.3 shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. On the Effective Date, all remaining unpaid and/or unreimbursed reasonable and documented fees and expenses (including for the avoidance of doubt, any value added Tax or equivalent Tax) of the Parties, including the Rowan Ad Hoc Group Fees incurred in connection with the negotiation, preparation and implementation of the Backstop Commitment and the Rights Offering, including the Initial Backstop Parties’ negotiation, preparation and implementation of this Agreement (including the Backstop Commitment and the other transactions contemplated hereby), the Plan, the Registration Rights Agreement and the other agreements contemplated hereby shall be paid in full in cash by the Debtors and the Debtors hereby agree, on a joint and several basis, to pay such fees and expenses in full in cash, without any requirement for Bankruptcy Court review or further Bankruptcy Court Order. Debtors agree to seek approval of the Expense Reimbursement in connection with the entry of Confirmation Order. The provisions for the payment of the Expense Reimbursement are an integral part of the transactions contemplated by this Agreement and without these provisions the Initial Backstop Parties would not have entered into this Agreement, and the Expense Reimbursement shall an constitute allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

Section 3.4   Equity Allocation. On the Closing Date, in addition to the Participation Equity, the Issuer will issue New Shares representing 2.7% of the total issued and outstanding New Shares of Issuer as of immediately following the Effective Date (subject to dilution by the New Warrants and the MIP) to all Backstop Parties pro rata in accordance with the amount of New Secured Notes such Backstop Party is committed to purchase pursuant to the Rights Offering Commitment and Holdback Commitment assuming (a) each Backstop Party fully subscribes to its Rights in the Rights Offering and (b) no other participant in the Rights Offering subscribes to its Rights; provided that if any Backstop Party becomes a Defaulting Backstop Party, then such Defaulting Backstop Party shall not receive any New Shares in accordance with this Section 3.4 and such New Shares originally allocated to such Defaulting Backstop Party in accordance with this Section 3.4 shall instead be allocated to the Backstop Parties and/or Cover Purchaser, as applicable, that actually purchase the New Secured Notes that would have otherwise been purchased by such Defaulting Backstop Party, had such Defaulting Backstop Party not committed a Backstop Party Default, and such New Shares shall be allocated among such Backstop Parties and/or Cover Purchaser pro rata in proportion with the amount of such New Secured Notes the Defaulting Backstop Party was obligated to purchase, but which were actually purchased by such Backstop Parties and/or Cover Purchaser.

Section 3.5   New Secured Notes. On the Closing Date, in addition to the New Secured Notes sold in connection with the Rights Offering and the issuance of the Backstop Premium, the Issuer will issue to each respective Initial Backstop Party, and each respective Initial Backstop Party agrees solely with respect to itself to purchase, New Secured Notes with a Purchase Price for each respective Initial Backstop Party equal to the Commitment Fee multiplied by the Backstop Commitment Percentage for such Initial Backstop Party as of the date hereof (the “Additional Notes”). Such Purchase Price shall be funded by each respective initial Backstop Party by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account on the Backstop Escrow Funding Date in satisfaction of its obligation set forth in this Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Except (i) as set forth in the corresponding section of the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2019 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof), the Debtors, jointly and severally, hereby represent and warrant to the Backstop Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1   Organization and Qualification. Each of the Debtors is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of incorporation or organization (except where the failure to be in good standing, or the equivalent, would not constitute a Material Adverse Effect) and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted except where the failure to have such authority would not constitute a Material Adverse Effect. Each Debtor is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) under the Laws of each other jurisdiction in which it owns, leases or operates properties or conducts any business, in each case except to the extent that the failure to be so qualified or licensed or be in good standing does not constitute a Material Adverse Effect.

Section 4.2   Corporate Power and Authority.

(a)            The Company has the requisite corporate power and authority (i)  to enter into, execute and deliver this Agreement, and (ii) subject to the Disclosure Statement Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver the Registration Rights Agreement and all other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Restructuring Support Agreement, the Registration Rights Agreement and such other agreements, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b)            Subject to entry of the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to the receipt of the foregoing Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of each other Debtor party thereto, and no other corporate proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c)            Subject to entry of the Confirmation Order, each of the Company and the other Debtors has the requisite corporate power and authority to perform its obligations under the Plan, and has taken or shall take all necessary corporate actions required for the due consummation of the Plan in accordance with its terms.

Section 4.3   Execution and Delivery; Enforceability. Subject the entry of the Confirmation Order, this Agreement has been, and each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Assuming this Agreement has been duly authorized, executed and delivered by the Backstop Parties, each of the obligations hereunder and under each other Transaction Agreement will constitute the valid and binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.4   Authorized and Issued Share Capital.

(a)            On the Closing Date, Issuer will have sufficient authorized but unissued New Shares, and other Equity Securities as applicable, to meet its obligations to deliver the New Shares or other Equity Securities to be delivered pursuant to the Plan, including the New Shares to be issued in connection with the Rights Offering or otherwise delivered pursuant to this Agreement and any New Shares or other Equity Securities to be issued in connection with the MIP or upon the valid exercise of the New Warrants.

(b)            Subject to the entry of the Confirmation Order and the Implementation Mechanisms, the New Shares and other Equity Securities, as applicable, to be issued pursuant to the Plan, including the New Shares to be issued in connection with the Rights Offering, the Holdback Shares and as contemplated by Section 3.4, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than transfer restrictions imposed by applicable Law or the Reorganized Valaris Corporate Documents), preemptive rights, subscription and similar rights.

(c)            Except as contemplated by the Restructuring Support Agreement and the Restructuring Term Sheet, as of the Closing Date, no share capital or other Equity Securities or voting interest in the Company will have been issued, reserved for issuance or outstanding other than save for any shares denominated in pound sterling that have been issued by an Issuer incorporated in England and Wales to a nominee or Affiliate to satisfy the minimum share capital requirements for public companies under Part 20 of the Companies Act 2006, the aggregate value of which shall not exceed £50,000.

(d)            Except as described in this Section 4.4 and except for the rights set forth in the Registration Rights Agreement, the New Warrants, the MIP, the Reorganized Valaris Corporate Documents and any employment agreement assumed or entered into in accordance with the Restructuring Support Agreement, as of the Closing Date, neither the Company nor any Debtor will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any Debtor to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any share capital of, or other equity or voting interests in, the Company or any of the other Debtors or any security convertible or exercisable for or exchangeable into any share capital of, or other equity or voting interest in, the Company or any of the other Debtors, (ii) obligates the Company or any Debtor to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any share capital of the Company or any Debtor or (iv) relates to the voting of any share capital of the Company.

Section 4.5   Issuance. Subject to the entry of the Confirmation Order and the agreed Implementation Mechanisms, (A) the distribution of the Rights to be issued pursuant to the Plan has been or will be duly and validly authorized and (B) (i) the New Secured Notes, when issued and delivered against payment therefor in the Rights Offering or to the Backstop Parties hereunder (including, for the avoidance of doubt, the Holdback Notes or the portion of the Backstop Premium payable in New Secured Notes) in accordance with the terms of the indenture related to the New Secured Notes, will be valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and, the terms of the indenture related to the New Secured Notes, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity and (ii) the guarantees of the New Secured Notes, when issued and delivered against payment therefor in accordance with the terms of the indenture related to the New Secured Notes, will be valid and legally binding obligations of the applicable guarantor, enforceable against such guarantor in accordance with their terms and the terms of the indenture representing the New Secured Notes, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.6   No Conflict. Assuming the consents described in Section 4.7 are obtained and other than as may arise as a result of the Chapter 11 Cases or any other agreed Implementation Mechanism or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), the execution and delivery by the Company and, if applicable, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under, any Contract to which the Company or any of the other Debtors will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of the other Debtors will be subject as of the Closing Date after giving effect to the Plan, (b) will not result in any violation of the provisions of the Reorganized Valaris Corporate Documents or any of the organization documents of any Debtor and (c) will not result in any material violation of any Law or Order applicable to the Company or any of the other Debtors or any of their properties, except, in each case described in clause (a), for such conflicts, breaches, modifications, violations or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7   Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of the other Debtors or any of their properties is required for the execution and delivery by the Company or any other Debtor of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and the other Debtors, as applicable, with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Backstop Party with its obligations hereunder and thereunder), except for (a) the entry of the Disclosure Statement Order, (b) the entry of the Confirmation Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases or as part of any other agreed Implementation Mechanism from time to time, (d) Antitrust Approvals, if any, in connection with the transactions contemplated by this Agreement, (e) the filing with the relevant local Governmental Entity (which may include the Registrar of Companies (England and Wales)) of the Articles of Association, and the filing of any other corporate documents with applicable state and local filing agencies applicable to the Issuer or any of the other Debtors, (f) if applicable, the convening and sanction order of the Shareholder Scheme or UK Restructuring Plan and any order in respect of the Administration; and (g) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” laws in connection with the purchase of the Backstop Securities, the Holdback Securities by the Backstop Parties and the issuance of the Backstop Premium, the Rights and the Rights Offering Securities pursuant to the exercise of the Rights.

Section 4.8   Arm’s Length. The Company acknowledges and agrees that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of the other Debtors and (b) no Backstop Party is advising the Company or any of the other Debtors as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9   Financial Statements; Undisclosed Liabilities.

(a)            The consolidated financial statements of the Company included or incorporated by reference in Forms 10-Q and 10-K filed by the Company with the SEC since December 31, 2019 (collectively, the “Financial Statements”), comply or when submitted or filed will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and present fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except as disclosed therein). The ARO Note constitutes a bona fide receivable of the applicable Debtor(s) and is properly reflected on the Company’s financial statements in accordance with GAAP, has not been forgiven or made subject to an assignment or right of set-off and has not been amended, modified, or forgiven in whole or in part.

(b)            There are no liabilities or obligations of the Company or any of the other Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, in each case, that would be required by GAAP, consistently applied, to be reflected on the balance sheet of the Company other than: (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 or in the notes thereto;(ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2019 or disclosed in the Company SEC Documents, (iv) liabilities or obligations that have been discharged or paid in full or (v) liabilities or obligations that would not be material to the Debtors, taken as a whole.

Section 4.10   Company SEC Documents and Disclosure Statement. Since December 31, 2019, the Company has filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. As of the date hereof, the Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents. As of the date hereof, no Company SEC Document, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.

Section 4.11   Absence of Certain Changes. From June 30, 2020 to the date hereof, no event, change, effect, occurrence, development, circumstance or change of fact occurring or existing has occurred or exists that constitutes a Material Adverse Effect.

Section 4.12   No Violation; Compliance with Laws. (a) The Company is not, and the Issuer shall not be, in violation of its Articles of Association or any similar organizational document, and (b) no other Debtor is in violation of its respective articles of association, charter, bylaws or similar organizational document. Neither the Company nor any of the other Debtors is or has been at any time since January 1, 2018 in violation of any Law or Order, except for any such violation that does not constitute a Material Adverse Effect. There is and since January 1, 2018 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder.

Section 4.13   Proceedings. Other than (a) the Chapter 11 Cases (or any other agreed Implementation Mechanism) and any adversary proceedings or contested motions commenced in connection therewith and (b) the Harris County Litigation, there are no legal, governmental or regulatory investigations, audits, actions, suits, arbitrations or proceedings (“Proceedings”) pending or threatened to which the Company or any of the other Debtors is a party or to which any property of the Company or any of the other Debtors is the subject that constitute a Material Adverse Effect.

Section 4.14   Labor Relations.

(a)            There is no labor or employment-related Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the other Debtors, by or on behalf of any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed for collective bargaining purposes (collectively “Employee Representatives”), or by any Governmental Entity, that constitutes a Material Adverse Effect.

(b)            Except as does not constitute a Material Adverse Effect, there is no strike, lockout, material labor dispute or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of the other Debtors, and, to the Knowledge of the Company, there has not been any such action within the past two (2) years. Except as does not constitute a Material Adverse Effect, neither the Company nor any of the other Debtors is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement prior to entering into the Agreement.

(c)            The Company and each of the other Debtors is in compliance in all respects with its payment obligations to all employees of the Company and any of the other Debtors in respect of all wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company Plan or any applicable Collective Bargaining Agreement or Law (including the Fair Labor Standards Act or any other applicable Law dealing with such matters), except to the extent that any noncompliance does not constitute a Material Adverse Effect and, for the avoidance of doubt, except for any payments that are not permitted by the Bankruptcy Court or the Bankruptcy Code.

(d)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material Collective Bargaining Agreement to which any of the Debtors (or any predecessor) is a party or by which any of the Debtors (or any predecessor) is bound and (ii) all payments due from any of the Debtors or for which any claim may be made against any of the Debtors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the Debtors to the extent required by GAAP.

Section 4.15   Intellectual Property. Except as would not constitute a Material Adverse Effect, (a) each of the Debtors owns, or possesses the right to use, all of the trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Debtors, nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened and (d) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property Rights. Except as would not constitute a Material Adverse Effect, the Debtors have implemented (x) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Debtors that are reasonably necessary for the operation of their respective businesses (and all information and transactions stored or contained therein or transmitted thereby) and (y) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 4.16   Title to Real and Personal Property.

(a)            Real Property. The Company or one of its Subsidiaries, as the case may be, has good, valid, defensible and marketable title in fee simple to each Owned Real Property, free and clear of all Liens, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement, or (ii) Permitted Liens. Neither the Company nor its Subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property, which lease, license or grant is currently in effect or collaterally assigned, or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect. There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property. There are not pending or, to the Knowledge of the Company, threatened any condemnation proceedings, new or increased assessments or changes in legally permitted uses related to any of the Owned Real Property.

(b)            Leased Real Property. All Real Property Leases are valid, binding and enforceable by and against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, the other parties thereto and are in full force and effect, and no written notice to terminate, in whole or part, any of such Real Property Leases has been delivered to the Company or any of the other Debtors (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). Other than as a result of the filing of the Chapter 11 Cases (or any other agreed Implementation Mechanism), neither the Company nor any of the other Debtors nor, to the Knowledge of the Company, any other party to any material Real Property Lease is in default or breach, except to the extent any such default or breach, individually or in the aggregate, would not materially impair the ability of the Debtors (taken as a whole) to operate in the ordinary course of business. Other than as a result of the filing of the Chapter 11 Cases (or any other agreed Implementation Mechanism), no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or material default under any Real Property Leases by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. Each of the Debtors enjoys peaceful and undisturbed possession under all such Real Property Leases, other than Real Property Leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or, individually or in the aggregate, materially detract from the value of, or, individually or in the aggregate, materially impair the use or operation of, any of the real property subject to any Real Property Leases. The Company and each of the other Debtors that is either the tenant or licensee named under each Real Property Lease has a good and valid leasehold interest in each real property subject to a Real Property Lease. To the Knowledge of the Company, there are not any pending, or threatened, condemnation proceedings or changes in legally permitted uses related to any of the Real Property Leases.

(c)            Personal Property. Except to the extent such failure would not constitute a Material Adverse Effect, the Company or one of its Subsidiaries has good title or, in the case of leased assets used or held for use in the business conducted by the Company and its Subsidiaries, a valid leasehold interest, free and clear of all Liens, to all of the tangible personal property and assets necessary to conduct the business as presently conducted, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement or (ii) Permitted Liens.

Section 4.17   No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of the other Debtors, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or any of the other Debtors, on the other hand, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents, except for the transactions contemplated by this Agreement.

Section 4.18   Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business of the Debtors, in each case, except as does not constitute a Material Adverse Effect. Except as would not constitute a Material Adverse Effect, neither the Company nor any of the other Debtors (a) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (b) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 4.19   Environmental.

(a)            The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws relating to the protection of the environment, of natural resources (including wetlands, wildlife, aquatic and terrestrial species and vegetation) or of human health and safety as it relates to exposure to Materials of Environmental Concern, or to the management, use, transportation, treatment, storage, disposal or arrangement for disposal of Materials of Environmental Concern (collectively, “Environmental Laws”), except for such noncompliance that does not constitute a Material Adverse Effect.

(b)            The Company and its Subsidiaries (i) have received and are in compliance with all permits, licenses, exemptions and other approvals required of them under applicable Environmental Laws to conduct their respective businesses and are, and since January 1, 2018, have been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (ii) have not received notice of any action to revoke, terminate, cancel, limit, amend or appeal any such permits, licenses, exemptions or approvals, and (iii) have paid all fees, assessments or expenses due under any such permits, licenses, exemptions or approvals, except for such failures to receive and comply with permits, licenses, exemptions and approvals or to comply with Environmental Laws, or any such actions, or failure to pay any such fees, assessments or expenses that do not constitute a Material Adverse Effect.

(c)            Except with respect to matters that have been fully and finally settled or resolved, (i) there are no Proceedings under any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of the other Debtors, and (ii) the Company and its Subsidiaries have not received written or, to the Knowledge of the Company, verbal notice of any actual or potential liability of the Company under Environmental Laws for the investigation, remediation or monitoring of any Materials of Environmental Concern at any location, or for any violation of Environmental Laws, where such Proceedings or liability or violation constitute a Material Adverse Effect.

(d)            Except as to matters that have been fully and finally settled or resolved or would not be reasonably expected to have a Material Adverse Effect, (i) no written notice, claim, demand, request for information, Order or complaint has been received by the Company or any of the other Debtors and (ii) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the other Debtors, in each case of (i) and (ii) which allege a violation of or liability under any Environmental Laws. None of the Company or any of the other Debtors has entered into any consent decree, settlement or other agreement with any Governmental Entity under which it has outstanding obligations, and none of the Company or its Subsidiaries is subject to any Order, in either case pursuant to any Environmental Laws and where such consent decree, settlement or other agreement or Order constitutes a Material Adverse Effect.

(e)            There has been no Release, disposal or arrangement for disposal of any Materials of Environmental Concern by the Company, its Subsidiaries or any of their predecessors at any real property owned or operated by the Company or any of the other Debtors that would reasonably be expected to give rise to any claim or Proceeding, or to any liability, under any Environmental Law against or for the Company or its Subsidiaries, except for such claim, Proceeding or liability that does not constitute a Material Adverse Effect.

(f)            Neither the Company nor any of the other Debtors has assumed or retained (i) expressly by Contract or (ii) by operation of Law any liabilities of any other Person under Environmental Laws or concerning any Materials of Environmental Concern for which the Company or its Subsidiaries would not otherwise be liable, where such assumption or retention of responsibility constitutes a Material Adverse Effect.

(g)            To the Knowledge of the Company, none of the transactions contemplated under this Agreement will give rise to any obligations to obtain the consent of or provide notice to any Governmental Entity under any Environmental Laws. The representations and warranties in this Section 4.19 are the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to environmental, health or safety matters, including any arising under Environmental Laws or relating to Materials of Environmental Concern.

Section 4.20   Tax Matters.

(a)            Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, the Company and each of the other Debtors have timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries. The Tax Returns accurately reflect all liability for Taxes of the Company and its Subsidiaries, taken as a whole, for the periods covered thereby.

(b)            Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, all Taxes and Tax liabilities of the Company and its Subsidiaries required to be paid before the Closing Date, whether or not shown as due under the Tax Returns, have been paid in full or will be paid in full pursuant to the Plan.

(c)            Neither the Company nor any of the other Debtors has received any written notices from any taxing authority relating to any issue that could constitute a Material Adverse Effect of the Company and its Subsidiaries, taken as a whole.

(d)            Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, all Taxes that the Company and its Subsidiaries (taken as a whole) were (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(e)            Neither the Company nor any of the other Debtors has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its current or past Subsidiaries are or were the only members).

(f)            There are no tax sharing, indemnification or similar agreements in effect as between the Company or any of the other Debtors or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the Company or any of the other Debtors is a party to or otherwise bound by (other than such agreements (i) that are entered in the ordinary course of business or (ii) that are not expected to result in a liability for Taxes that is material to the Company and its Subsidiaries taken as a whole).

(g)            Neither the Company nor any of the other Debtors has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for tax years since 2014.

(h)            None of the Company or any of the other Debtors has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(i)            There are no material Liens with respect to Taxes upon any of the assets or properties of the Company and its Subsidiaries (taken as a whole), other than Permitted Liens.

(j)            The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

Section 4.21   Company Plans.

(a)            Except as could not, individually or in the aggregate, constitute a Material Adverse Effect: (i) each Company Plan is in compliance in form and operation with its governing documents and all applicable Laws, including for each Company Plan other than a Foreign Benefit Plan (such plans, “U.S. Benefit Plans”), ERISA, the Code, other applicable Laws; (ii) each U.S. Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS, and nothing has occurred that is reasonably likely to result in the loss of the qualification of such U.S. Benefit Plan under Section 401(a) of the Code; (iii) no “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any U.S. Benefit Plan covered by Title IV of ERISA other than as a result of the Chapter 11 Cases (or any other agreed Implementation Mechanism); (iv) all contributions required to have been made under the terms of any Company Plan have been timely made or have been (A) reflected in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof or (B) described in the Plan or Disclosure Statement; and (v) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than (A) routine claims for benefits payable in the ordinary course, or (B) otherwise in relation to the Chapter 11 Cases or any other agreed Implementation Mechanism).

(b)            No U.S. Benefit Plan (other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard and, within the past six (6) years, no U.S. Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan. Within the past six (6) years, neither the Company nor any of the other Debtors have incurred any unsatisfied liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other Person under Section 4001 of ERISA or Section 414 of the Code.

(c)          Within the past six (6) years, the Company and its Subsidiaries have not incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or the partition, termination or insolvency of any such Multiemployer Plan.

(d)          No Company Plan provides for material post-employment or retiree health or life insurance, except for benefits required by Section 4980B of the Code or similar Law for which the covered individual pays the full premium cost.

(e)          Neither the execution of this Agreement, the Plan or the other Transaction Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or upon the occurrence of any additional or subsequent events, will (i) entitle any employees of the Company or any of the other Debtors (other than any member of the board of directors or similar governing body of the Company or any of the Debtors that will no longer hold such position at the Issuer or any of the Reorganized Debtors following the Closing Date as contemplated by Section 6.10) to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.

(f)           The execution, delivery of and performance by the Company and its Subsidiaries of its obligations under this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any payments under any other applicable Laws that would be treated in such similar nature to such section of the Code, with respect to any Company Plan that would be in effect immediately after the Closing.

(g)          Neither the Company nor any of the other Debtors (i) has any obligation to provide any individual with a “gross up” or similar payment, or otherwise indemnify any such individual, in respect of any Taxes, penalties or interest that may become payable under Sections 409A, 457A or 4999 of the Code and (ii) is subject to any Taxes or assessable penalties under Section 4980H.

(h)          Except as would not constitute a Material Adverse Effect, each Company Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (any such Company Plan, a “Foreign Benefit Plan”) which, under the Laws of any jurisdiction outside of the United States, is required to be registered or approved by any Governmental Entity, has been so registered and approved and has been maintained in good standing with applicable material requirements of the Governmental Entities, and if intended to qualify for special tax treatment, there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect the special tax treatment with respect to such Foreign Benefit Plan.

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Section 4.22   Internal Control Over Financial Reporting. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company is not aware of any material weaknesses in its internal control over financial reporting.

Section 4.23   Disclosure Controls and Procedures. The Company (a) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (b) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Board (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.24   Material Contracts. All Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary, and, to the Knowledge of the Company, each other party thereto, except where the failure to be valid, binding or enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of the other Debtors except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as a result of the filing of the Chapter 11 Cases (or any other agreed Implementation Mechanism), neither the Company nor any of the other Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in default or breach under the terms thereof except, in each case, for such instances of default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Material Contract” means any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a Current Report on Form 8-K) and, to the extent they would not otherwise be covered by the foregoing, the ARO Note and the ARO JVA.

Section 4.25   No Unlawful Payments. Neither the Company nor any of the other Debtors nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of the other Debtors, has, in any material respect in the past three (3) years: (a) used any funds of the Company or any of the other Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (c) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, in each case, in violation of any applicable Law (including the Foreign Corrupt Practices Act of 1977).

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Section 4.26   Compliance with Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been at all times conducted in compliance in all material respects in the past three (3) years with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of the other Debtors with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.27   Compliance with Sanctions Laws. Neither the Company nor any of the other Debtors nor any of their respective directors, officers or employees nor, to the Knowledge of the Company, any agent or other Person acting on behalf or at the direction of the Company or any of the other Debtors, (i) is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, UK sanctions administered by the office of financial sanctions implementation of HM Treasury and/or EU sanctions administered by the competent EU Member State authorities, and (ii) used the proceeds of the Senior Notes and Credit Facility for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently the subject of same U.S., UK and/or EU sanctions, in violation of such sanctions. The Company will not directly or knowingly indirectly use the proceeds of the DIP Facility, the Rights Offering or the sale of the New Secured Notes or the New Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently the subject of the same U.S., UK and/or EU sanctions in violation of such sanctions.

Section 4.28   No Broker’s Fees. Upon the entry of a Final Order of the Bankruptcy Court, none of the Company nor any of the other Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering, the sale of the Backstop Securities or the payment of the Backstop Premium.

Section 4.29   No Registration Rights. Except as provided for pursuant to the Registration Rights Agreement, no Person has the right to require the Company or any of the other Debtors to register any securities for sale under the Securities Act.

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Section 4.30   Ownership of Drilling Units.

(a)          Other than drilling units sold or disposed of in the ordinary course of business prior to the date hereof, or sold or disposed of after the date hereof in a manner that does not violate or breach this Agreement (“Permitted Fleet Changes”), either the Company or a Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report filed by the Company with the SEC (the “Company Fleet Report”), in each case free and clear of all Liens except for Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset.

(b)          The drilling units listed in the Company Fleet Report (other than such drilling units (x) that are noted therein as “preservation stacked” or are being prepared to be “preservation stacked” or (y) sold or disposed of in Permitted Fleet Changes) (i) have been maintained consistent with general practice in the offshore drilling industry, and are in good operating condition and repair, subject to ordinary wear and tear; (ii) are adequate for the purpose for which they are being used and are capable of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business; (iii) conform in all material respects with all applicable legal requirements; and (iv) in the aggregate, provide the capacity to engage in the Debtors’ business on a continuous basis as it is presently conducted, subject to routine maintenance.

Section 4.31   Insurance. The Debtors have insured their material properties and material assets against such risks and in such amounts as are customary for companies engaged in similar businesses and all premiums due and payable in respect of such insurance policies maintained by the Company and its Subsidiaries have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of the other Debtors has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms, and except to the extent that such cancellation or termination does not constitute a Material Adverse Effect.

Section 4.32   Investment Company Act. None of the Debtors or any of their respective Subsidiaries is, or immediately after giving effect to the consummation of the Restructuring will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.33   Alternative Restructuring. As of the date hereof, neither the Company nor any of the other Debtors is party to any binding commitment or other Contract to pursue, implement or effectuate any Alternative Restructuring Proposal.

Section 4.34   No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any other Person makes any express or implied representations or warranties regarding the Company or the Debtors, and the Company and each Debtor hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party represents and warrants as to itself only, unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 5.1     Incorporation. To the extent applicable, such Backstop Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 5.2     Corporate Power and Authority. To the extent applicable, such Backstop Party has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and each other Transaction Agreements to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3     Execution and Delivery. This Agreement and each other Transaction Agreement to which such Backstop Party is a party has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and when executed and delivered, will constitute the valid and binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 5.4     No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Backstop Party of this Agreement and, to the extent applicable, the other Transaction Agreements, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Backstop Party is a party or by which such Backstop Party is bound or to which any of the properties or assets of such Backstop Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Backstop Party and (c) will not result in any material violation of any Law or Order applicable to such Backstop Party or any of its properties, except, in each of the cases described in clauses (a), (b) and (c), for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Backstop Party’s performance of its obligations under this Agreement.

Section 5.5     Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement and, to the extent applicable, the Transaction Agreements, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Backstop Party of its Backstop Commitment Percentage of the Backstop Securities and Additional Notes and Holdback Commitment Percentage of the Holdback Securities) contemplated herein and therein, except (a) Antitrust Approvals, including any filings required pursuant to the HSR Act , in each case, in connection with the transactions contemplated by this Agreement, and (b) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Backstop Party’s performance of its obligations under this Agreement.

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Section 5.6    No Registration. Such Backstop Party understands that the Unregistered Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto.

Section 5.7     Purchasing Intent. Such Backstop Party is acquiring the Backstop Securities and Holdback Securities for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8     Sophistication; Investigation. Such Backstop Party acknowledges that the Backstop Securities and Holdback Securities have not been registered pursuant to the Securities Act. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Backstop Securities and Holdback Securities being acquired hereunder. Such Backstop Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding the Backstop Securities and, if applicable, Holdback Securities, for an indefinite period of time). Such Backstop Party has conducted and relied on its own independent investigation of, and judgment with respect to, the Debtors and the advice of its own legal, tax, economic, and other advisors.

Section 5.9     No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than this Agreement and any engagement letter with Houlihan) that would give rise to a valid claim against the Company, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Securities and Holdback Securities.

Section 5.10  Sufficiency of Funds. Such Backstop Party has, and such Backstop Party on the Effective Date will have, sufficient immediately available funds to make and complete the payment of the aggregate Purchase Price for its Backstop Commitment Percentage of the Backstop Securities and Additional Notes and Holdback Commitment Percentage of the Holdback Securities.

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Section 5.11   Proceedings. As of the date hereof, there are no Proceedings pending or threatened to which such Backstop Party is a party or to which any property of such Backstop Party is the subject that would reasonably be expected to prevent, materially delay or materially impair the ability of such Backstop Party to consummate the transactions contemplated hereby.

Section 5.12   Arm’s Length. Such Backstop Party acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1     Approval of the Requisite Backstop Parties. Except as otherwise provided for in the Restructuring Support Agreement, each Definitive Document in connection with the Restructuring, including the following, shall be in a form and substance reasonably acceptable to the Company and the Requisite Backstop Parties:

(a)         the Disclosure Statement, the Disclosure Statement Motion and the Disclosure Statement Order;

(b)         the Plan and any exhibits, supplements, appendices, amendments and other attachments thereto, including the Plan Supplement;

(c)         the Financing Order;

(d)         the DIP Facility Documents;

(e)         the Reorganized Valaris Corporate Documents;

(f)          the Rights Offering Procedures and the Registration Rights Agreement;

(g)         the indenture for the New Secured Notes and related documentation (including the security and guaranty documentation), which shall reflect the terms set forth on Exhibit 2 to the Restructuring Term Sheet; and

(h)         the Confirmation Order.

Section 6.2     Orders; Plan and Disclosure Statement. The Debtors shall use their respective commercially reasonable best efforts to obtain entry of the Confirmation Order, the Disclosure Statement Order and the Financing Order, as contemplated by, and otherwise in compliance with, the Restructuring Support Agreement. The Company shall provide to counsel to the Backstop Parties a copy of each of the proposed Confirmation Order, the Disclosure Statement Order and the Financing Order and a reasonable opportunity to review and comment on such documents in advance of any filing, execution, distribution, or use (as applicable) thereof. The company shall provide counsel to the Backstop Parties a copy of any proposed amendment, modification or change to the Plan, the Disclosure Statement, the Confirmation Order, the Disclosure Statement Order and the Financing Order and a reasonable opportunity to review and comment on such documents in advance of any filing, execution, distribution, or use (as applicable) thereof.

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Section 6.3     Covenants of the Company.

(a)          Affirmative Covenants of the Company. Except (i) as explicitly set forth in this Agreement, the Restructuring Support Agreement or otherwise contemplated by the Disclosure Statement and Plan or (ii) with the express consent of Requisite Backstop Parties (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Debtors shall (x) comply with the provisions of Section 6.01 of the Restructuring Support Agreement as in effect on the date hereof and (y) do the following:

(i)            (A) reasonably consult with the Requisite Backstop Parties in connection with the hiring of any person who will become an insider (as defined in the Bankruptcy Code) of the Debtors, in replacement of other persons having such title or position or otherwise; and (B) cause any employment agreement or other compensation arrangement with any such newly hired person to be consistent in all material respects with the terms of the comparable arrangements described in Exhibit 6 to the Restructuring Term Sheet; and

(ii)           notify Kramer Levin upon becoming aware of either of the following: (A) the occurrence of an event giving rise to a right to terminate this Agreement or the Restructuring Support Agreement or (B) any person has challenged in writing the validity or priority of, or has sought to avoid, any of the Senior Notes.

(b)          Negative Covenants of the Company. Except (i) as explicitly set forth in this Agreement, the Restructuring Support Agreement or otherwise contemplated by the Disclosure Statement and Plan or (ii) with the express consent of the Requisite Backstop Parties (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall cause each of its Subsidiaries not to (x) take any action in violation of Section 6.02 of the Restructuring Support Agreement as in effect on the date hereof, or (y) do any of the following:

(i)            enter into any Contract that would constitute a Material Contract had such Contract been executed as of the date hereof, or terminate, amend or otherwise modify any Material Contract other than in the ordinary course of business; provided, that the ARO Note and ARO JVA may not be terminated, amended, cancelled, settled or otherwise modified (other than in an immaterial respect), in each case without the prior consent of the Requisite Backstop Parties, not to be unreasonably withheld, conditioned or delayed;

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(ii)           except as permitted under the DIP Facility Documents or the Financing Order, enter into any transaction that is material to the post-Effective Date business of the Reorganized Debtors taken as a whole (including any agreement, or the filing of any motion or application seeking authority, to sell or abandon to sell, lease, abandon, or otherwise dispose of, or file a motion seeking authority to sell, lease, abandon or otherwise dispose of any assets with a fair market value greater than Forty Million Dollars ($40,000,000) or any drilling unit other than (x) in the ordinary course of business to the extent necessary to conduct Company operations in a manner consistent with the financial and business projections provided to the Backstop Parties prior to the date hereof, (y) other transactions after prior notice to the Backstop Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Backstop Party and (z) such other transactions disclosed to the Backstop Parties in writing prior to the date hereof that are reasonably satisfactory to the Requisite Backstop Parties;

(iii)          other than in the ordinary course of business, enter into any settlement of any material claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, or matter without the prior written consent of the Requisite Backstop Parties, which consent shall not be unreasonably withheld, conditioned, or delayed (with email from Kramer Levin being sufficient);

(iv)          incur any Liens, other than (a) as expressly contemplated by the Plan or the DIP Facility Documents (including consent by the lenders under the DIP Facility), (b) Permitted Liens or (c) in the ordinary course of business; or

(v)           make or change any material Tax election; settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; or adopt or change any material Tax accounting method, without the prior written consent of the Requisite Backstop Parties, which consent shall not be unreasonably withheld, conditioned or delayed, in each case other than (a) as expressly contemplated by the Plan, or (b) in the ordinary course of business, as required by applicable Law or (in the case of the making of changing of any material Tax election) in a manner consistent in all material respects with past practice.

(c)          Notwithstanding anything to the contrary in this Agreement (including in this Section 6.3), the Company and the other Debtors are not in any event prevented from, and in no event shall need consent from the Requisite Backstop Parties to: (i) take any reasonable action to prevent, address or mitigate the effects of any environmental condition or hazard (including any Release of Materials of Environmental Concern), any occupational health, safety and welfare hazard, or any emergency; (ii) take or refrain from taking any reasonable action on any matter as may be required to give effect to any provision of this Agreement or to comply with applicable Laws; (iii) take any reasonable action to prevent or mitigate injury or damage to any Person or property or otherwise take any commercially reasonable action in response to a business emergency or other unforeseen operational matters; (iv) take or refrain from taking any reasonable action in accordance with prudent practices for an offshore oilfield services business or a company operating under the Bankruptcy Code or (v) to take all reasonable measures to preserve the business as a result of any impact or reasonably anticipated impact arising as a result of COVID-19, in the case of this clause (v) in consultation with the Requisite Backstop Parties.

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Section 6.4     Antitrust Approval.

(a)          Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Plan, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission, and any other filings, notifications or other forms required or advisable in order to obtain any Antitrust Approvals (other than the HSR Filing), in each case as soon as reasonably practicable following the date hereof and, when practicable, shall use commercially reasonable efforts to request expedited treatment of any such filings (including requesting early termination of any applicable waiting periods under the HSR Act) and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority. The Company will be responsible for the payment of any filing fees required to be paid to any Governmental Entity with any filings required to be submitted pursuant to this Section 6.4, as well as any required foreign direct investment filings, in connection with the consummation of the transactions contemplated by this Agreement.

(b)          The Company, and each Backstop Party that is subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Backstop Party, a “Filing Party”), agree to reasonably cooperate with each other as to the content of any antitrust filings and notifications, and the Company agrees that the Backstop Parties, acting reasonably, shall solely determine whether the making of any antitrust filing or notification, other than an HSR Filing, is necessary. The Company and each Filing Party shall, to the extent permitted by applicable Law, use reasonable endeavors to: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority, subject to confidentiality obligations and the need to protect business secrets; (ii) where reasonably practicable, not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence, filings and communications between such Filing Party or the Company and the Antitrust Authority, subject to confidentiality obligations, provided that any such documentation may be redacted to remove any non-public business data or similar information of the Filing Party; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of any antitrust filing, notification or submission of information to the Antitrust Authority, subject to applicable Law, confidentiality obligations and the need to protect business secrets; (v) provide to, and afford reasonable opportunity of comment and review by, each other Filing Party and the Company of any material correspondence filings and communications with any Antitrust Authority, no less than two (2) Business Days in advance of any filing, execution, distribution or use (as applicable) thereof and (v) not withdraw its filing, if any, under the HSR Act or any other filing to any Antitrust Authority without the prior written consent of the Requisite Backstop Parties and the Company.

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(c)            Should a Filing Party be subject to an obligation in connection with any Antitrust Approval to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) a transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority, subject to confidentiality obligations and the need to protect business secrets.

(d)            Subject to the last sentence of this Section 6.4(d) and to Section 6.4(e), the Company and each Filing Party shall use commercially reasonable efforts to cause the review or waiting periods under the applicable Antitrust Laws to terminate or expire, or to obtain approval from the applicable Antitrust Authority, at the earliest possible date after the date of filing. The communications contemplated by this Section 6.4 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.4 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements. The obligations in this Section 6.4 shall not require the Company, the Issuer, any Debtor or any Backstop Party to (1) take any action or share any information which is restricted or prohibited by obligations of confidentiality binding on the Company, the Issuer, any Debtor or any Backstop Party, applicable Law or the rules of any applicable securities exchange (provided that such Party must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange and, unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials on an outside counsel only basis or subject to other agreed upon confidentiality safeguards), (2) disclose any document or share any information over which the Company, the Issuer, any Debtor or any Backstop Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege or (3) disclose any non-public business data or similar information of a Filing Party, except such data or information as may be necessary to establish jurisdictional filing or notification requirements, which shall be shared on a counsel-only basis.

(e)            Notwithstanding anything in this Agreement to the contrary, nothing shall require any Backstop Party or any of its Affiliates to (i) dispose of, license or hold separate any of its or its Subsidiaries’ or Affiliates’ assets, (ii) limit its freedom of action or the conduct of its or its Subsidiaries’ or Affiliates’ businesses or make any other behavioral commitments with respect to itself or any of its Subsidiaries or Affiliates, (iii) divest any of its Subsidiaries or its Affiliates, or (iv) commit or agree to any of the foregoing. Without the prior written consent of the Requisite Backstop Parties, neither the Company nor any of the other Debtors shall commit or agree to (x) dispose of, license or hold separate any of its assets or (y) limit its freedom of action with respect to any of its businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws. Notwithstanding anything to the contrary herein, neither the Backstop Parties, nor any of their Affiliates, nor the Company or any of the other Debtors, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 6.5   Access to Information. During the Pre-Closing Period, the Debtors agree to, upon request keep the Backstop Parties reasonably informed about the operations of the Company and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to provide the Backstop Parties any information reasonably requested regarding the Company or any of its direct and indirect subsidiaries and provide, and direct the Company’s current employees, officers, advisors and other representatives to provide, to the Consenting Noteholders Advisors: (i) reasonable access to the Company’s books, records, and facilities, and (ii) reasonable access to the senior management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, provided that the foregoing obligation shall not require the Issuer or any Debtor or any of their employees, officers, advisors or other representatives to (1) take any action or share any information which is restricted or prohibited by obligations of confidentiality binding on the Issuer or any Debtor, applicable Law or the rules of any applicable securities exchange (provided, that such Issuer or Debtor, as applicable, must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange, and unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials to counsel to the Backstop Parties pursuant to a Confidentiality Agreement) nor (2) disclose any document or share any information over which the Issuer or any Debtor asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege.

Section 6.6   Financial Information.

(a)            At all times prior to the Closing Date, the Company shall deliver to counsel to each Backstop Party and to each Backstop Party that so requests, subject to appropriate assurance of confidential treatment, all statements and reports (excluding any compliance certificates, but including any reports delivered with any compliance certificates) the Company actually delivers pursuant to any credit agreement, indenture or similar agreement or instrument to which the Company is or any of its Subsidiaries is party (as in effect on the date hereof) (the “Financial Reports”).

(b)            The Financial Reports shall be deemed to have been delivered in accordance with Section 6.6(a) on the date on which the Company posts such information on the Company’s website or is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available).

Section 6.7   Alternative Restructuring Proposals.

(a)            Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, after consulting with outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions, including terminating this Agreement pursuant to Section 9.1(d)(ii), to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 6.7 shall not be deemed to constitute a breach of this Agreement; provided that this Section 6.7 shall not impede any Party’s right to terminate this Agreement pursuant to Article 9, including, for the avoidance of doubt, the Backstop Parties’ right to terminate in accordance with Section 9.1(c); provided, further, that the Company Parties shall provide notice as soon as reasonably practicable (before or after) to the Initial Backstop Parties (with email to Kramer Levin being sufficient) of any such action or inaction in reliance on this Section 6.7.

(b)            Notwithstanding anything to the contrary in this Agreement (but subject to Section 6.7(a)), each Debtor and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or Representatives shall have the rights to: (i) solicit, encourage, consider, respond to, and facilitate Alternative Restructuring Proposals; (ii) provide access to non-public information concerning any Debtor to any Person or enter into Confidentiality Agreements or nondisclosure agreements with any Person; (iii) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (iv) otherwise cooperate with, assist, participate in, facilitate, and respond to any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (v) enter into or continue discussions or negotiations with holders of Claims against or Equity Securities in a Debtor (including any Backstop Party), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Person regarding the Restructuring Transactions or Alternative Restructuring Proposals.

Section 6.8   Commercially Reasonable Efforts.

(a)            Without in any way limiting any other respective obligation of the Debtors or any Backstop Party in this Agreement, the Debtors shall use (and shall cause its Subsidiaries to use), and each Backstop Party shall use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including using commercially reasonable efforts in:

(i)            timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)            in the case of the Debtors, defending any Proceedings challenging this Agreement, the Plan or any other Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii)            working together in good faith to finalize the Registration Rights Agreement and Reorganized Valaris Corporate Documents for timely inclusion in the Plan Supplement and filing with the Bankruptcy Court.

(b)            Subject to applicable Laws relating to the exchange of information, the Backstop Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the material information relating to Backstop Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Backstop Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, each of the Company and the Backstop Parties shall act reasonably and as promptly as practicable.

(c)            Nothing contained in this Section 6.8 shall limit the ability of any Backstop Party to (i) consult with the Debtors, any other Backstop Party, or any other party in interest in the Chapter 11 Cases, (ii) to appear and be heard, or (iii) to file objections, concerning any matter arising in the Chapter 11 Cases.

Section 6.9   Issuer Joinder. If the ultimate parent company of the Debtors on the Closing Date is to be a Person other than a Debtor on the date hereof, then reasonably promptly after the creation of such Person, the Company shall cause such Person to join this Agreement pursuant to a joinder agreement in form and substance attached hereto as Exhibit B.

Section 6.10   New Board of Directors. On the Closing Date, the board of directors for the Issuer shall be comprised of seven (7) directors consisting of: (a) the chief executive officer of the Company, (b) four (4) directors designated by the members of the Ad Hoc Group and (c) two (2) directors designated by a majority of the holders of Credit Facility Claims.

Section 6.11   Registration Rights Agreement, Etc. The Plan will provide that from and after the Closing Date the Backstop Parties shall be entitled to certain registration rights with respect to the New Notes and New Shares issued in connection with the Rights Offering, this Agreement and the Plan, in each case that are issued other than pursuant to the Section 1145 of the Bankruptcy Code, or which are deemed to be securities held by affiliates under applicable securities Laws (the “Registrable Securities”), pursuant to a customary registration rights agreement in form and substance consistent with the terms set forth in this Agreement and the Restructuring Support Agreement and otherwise on terms and conditions reasonably satisfactory to the Company and the Requisite Backstop Parties (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement. The Registration Rights Agreement shall provide for, among other things, the filing of a resale registration statement covering all Registrable Securities and, in the case of New Shares, customary demand and piggyback registration rights. The Company or the Issuer (as relevant) shall cause such registration statement to be filed as promptly as practicable but in no event later than thirty (30)1 days after the Effective Date, and to use its commercially reasonable best efforts to cause the registration statement to be declared effective by the staff of the SEC as promptly as practicable thereafter. Backstop Parties that would otherwise receive New Shares representing beneficial ownership of 10% or more of the aggregate issued and outstanding New Shares may elect to receive penny warrants in respect of such number of New Shares that result in such Backstop Party having beneficial ownership of fewer than 10% of the New Shares, which such warrants shall be in form and substance reasonably satisfactory to such Backstop Parties and the Company or the Issuer (as relevant), in which case the New Shares issuable upon exercise of such warrants shall be included in the resale shelf registration statement.

1 Subject to extension if S-3 not available and/or fresh start pro forma financial statements required.

Section 6.12   Form D and Blue Sky. The Issuer shall timely file a Form D with the SEC with respect to the Unregistered Securities issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Backstop Party. The Issuer shall, on or before the Closing Date, take such action as the Issuer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Unregistered Securities issued hereunder for, sale to the Backstop Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Closing Date. The Issuer shall timely make all filings and reports relating to the offer and sale of the Unregistered Securities issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Issuer shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.12.

Section 6.13   No Integration; No General Solicitation. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Unregistered Securities, the Rights Offering and this Agreement in a manner that would require registration under the Securities Act of the Unregistered Securities to be issued by the Company on the Effective Date. None of the Company or any of its affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Unregistered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.14   Fungibility and Liquidity. The New Secured Notes and New Shares issued in connection with the Rights Offering and this Agreement (including the Holdback Securities and the Backstop Premium) are to be DTC-eligible, other than any New Secured Notes or New Shares required to bear a “restricted” legend under applicable securities laws (which shall be in DTC under a restricted CUSIP if feasible, otherwise in book entry form). The Issuer shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Securities eligible for deposit with DTC. Notwithstanding anything herein to the contrary, the Parties will continue to evaluate potential alternative securities law and transfer restriction treatment for the New Secured Notes and the New Shares issued pursuant to this Agreement, with a view toward maximizing the liquidity and fungibility of the issuances of the New Secured Notes and the issuances of the New Shares. In all events, the New Secured Notes and the New Shares shall be made fungible as promptly as possible (including the same CUSIP), including as contemplated by the Registration Rights Agreement. Such alternative treatment shall be reasonably satisfactory to the Issuer and the Requisite Backstop Parties.

Section 6.15   Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Rights and the sale of the Holdback Securities and Backstop Securities, in each case, pursuant to the Plan.

Section 6.16   Legends.

(a)            Each certificate evidencing Unregistered Shares, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Share Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS.”

In the event of any uncertificated shares, such shares shall be subject to a restrictive notation substantially similar to the Share Legend in the stock ledger or other appropriate records maintained by the Issuer or agent and the term “Share Legend” shall include such restrictive notation. The Issuer shall remove the Share Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the records, in the case of uncertified shares), upon request at any time after the restrictions described in such legend cease to be applicable. The Issuer may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition of removing the Share Legend.

(b)            Each certificate evidencing Unregistered Notes, and each certificate issued in exchange for or upon the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Note Legend”) in substantially the following form:

“THIS SENIOR SECURED FIRST LIEN NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNLESS THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS.”

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1   Conditions to the Obligation of the Backstop Parties. The obligations of each Backstop Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions:

(a)            Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance reasonably satisfactory to the Requisite Backstop Parties, and such Order shall be a Final Order; such order shall be in full force and effect, and not subject to a stay.

(b)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Backstop Parties, and such Order shall be a Final Order; such order shall be in full force and effect, and not subject to a stay.

(c)            Financing Order. The Bankruptcy Court shall have entered the Financing Order and such Order shall be a Final Order; such order shall be in full force and effect, and not subject to a stay.

(d)            Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e)            DIP Obligations. All obligations of the Debtors under the DIP Facility Documents shall have been paid in full in accordance with the terms of the DIP Facility Documents.

(f)            Effectiveness of Restructuring Support Agreement. The Restructuring Support Agreement shall have remained in effect through the Effective Date.

(g)            Rights Offering. The Rights Offering shall have been conducted in accordance with the Plan, the Disclosure Statement Order and this Agreement in all material respects, and the Offering Period (as defined in the Rights Offering Procedures) shall have concluded.

(h)            Registration Rights Agreement. The Registration Rights Agreement, in form and substance reasonable satisfactory to the Issuer and the Requisite Backstop Parties shall have been executed and delivered by the Issuer, shall otherwise have become effective with respect to the Backstop Parties and the other parties thereto and shall be in full force and effect.

(i)            Government Approvals. All terminations or expirations of reviews, investigations or waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and in connection with any other Antitrust Approvals, shall have occurred, and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity shall have been made or obtained for the transactions contemplated by this Agreement.

(j)            Expense Reimbursement. The Debtors shall have paid all Expense Reimbursement accrued through the Closing Date pursuant to Section 3.3.

(k)            No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(l)            Material Adverse Effect. (i) From the date hereof to the Closing Date, there shall not have occurred, and there shall not exist, any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing that constitutes a Material Adverse Effect and (ii) the Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming the same.

(m)            Minimum Liquidity and Minimum Cash of the Reorganized Debtors. After giving pro forma effect to the occurrence of the Effective Date, the Reorganized Debtors shall have minimum liquidity (consisting of unrestricted cash and cash equivalents, plus proceeds from the Rights Offering net of repayment of all DIP Claims and other uses of proceeds) on the Effective Date of no less than Three Hundred Million Dollars ($300,000,000);

(n)            Plan. The Company and all of the other Debtors shall have complied in all material respects with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company, the other Debtors or the Issuer on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(o)            Reorganized Valaris Corporate Documents. The Reorganized Valaris Corporate Documents, in form and substance reasonably satisfactory to the Company and the Requisite Backstop Parties, shall have been duly approved and adopted and shall be in full force and effect.

(p)            Consents. All governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(q)            Representations and Warranties.

(i)            The representations and warranties of the Debtors contained in Section 4.11 shall be true and correct in all respects at and as of the date hereof and the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan.

(ii)            The representations and warranties of the Debtors contained in Sections 4.2, 4.3, 4.4, and 4.5 shall be true and correct in all material respects at and as of the date hereof and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(iii)            The other representations and warranties of the Debtors contained in this Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) at and as of the date hereof and the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not, and would not reasonably be expected to, constitute, individually or in the aggregate, a Material Adverse Effect.

(r)            Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to or at the Closing Date.

(s)            Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(l), (q) and (r) have been satisfied.

(t)            Funding Notice. The Backstop Parties shall have received the Funding Notice.

Section 7.2   Waiver of Conditions to Obligation of Backstop Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Backstop Parties by a written instrument executed by the Requisite Backstop Parties in their sole discretion and if so waived, all Backstop Parties shall be bound by such waiver.

Section 7.3   Conditions to the Obligation of the Company. The obligation of the Company and the other Debtors to consummate the transactions contemplated hereby with any Backstop Party is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a)            Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(b)            Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order and not subject to a stay.

(c)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such order shall be a Final Order and not subject to a stay.

(d)            Conditions to the Plan. The conditions to the occurrence of the Effective Date as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and the Plan.

(e)            Government Approvals. All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and under other Antitrust Laws, shall have occurred, and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any other Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(f)            No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(g)            Representations and Warranties. The representations and warranties of each Backstop Party contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(h)            Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1   Indemnification Obligations. The Company and the other Debtors (the “Indemnifying Parties” and each an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Backstop Party that is not a Defaulting Backstop Party, its Affiliates, shareholders, members, partners and other equity holders, general partners, managers and its and their respective Representatives, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offering, the payment of the Backstop Premium or the use of the proceeds of the Rights Offering, or any breach by the Debtors of this Agreement, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, and reimburse each Indemnified Person upon demand for reasonable and documented (subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party and its Related Parties, caused by a Backstop Party Default by such Backstop Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2   Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (iii) after the Indemnifying Party assumes the defence of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3   Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4   Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Backstop Securities, the Rights Offering Securities in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Backstop Premium paid or proposed to be paid to the Backstop Parties.

Section 8.5   Treatment of Indemnification Payments. All amounts paid by the Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price for all Tax purposes. The obligations of the Debtors under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and the Debtors may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6   Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1   Termination Rights. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)            by mutual written consent of the Company and the Requisite Backstop Parties.

(b)            by the Company or the Requisite Backstop Parties if:

(i)            the Closing Date has not occurred by the Outside Date; provided, however, that upon the occurrence of a Backstop Party Default, the Outside Date shall be extended in accordance with Section 2.3(a); provided, further that no party hereto shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if the failure of the Closing to occur on or before the Outside Date was primarily caused by such party then being in willful or intentional material breach of this Agreement;

(ii)           (A) the Bankruptcy Court enters an Order denying confirmation of the Plan, or the Confirmation Order or the Financing Order is (x) reversed, stayed, dismissed, vacated or reconsidered, (y) modified, or amended without the consent of the Requisite Backstop Parties, not to be unreasonably withheld, conditioned or delayed, or (B) a motion for reconsideration, reargument, or rehearing with respect to any such Order has been filed and the Debtors have failed to timely object to such motion; or

(iii)          the Restructuring Support Agreement has been terminated; provided that if the Restructuring Support Agreement has been terminated pursuant to Section 12.01(o) or 12.01(p) thereof with respect to any Consenting Noteholder (as defined therein) that is also a Backstop Party, such Backstop Party shall have the right to terminate its Backstop Commitment and/or Holdback Commitment, as applicable, as to itself only.

(c)            by the Requisite Backstop Parties if:

(i)            the failure to comply with a Milestone set forth in the Restructuring Support Agreement (as they may be extended or modified according to the terms of the Restructuring Support Agreement);

(ii)           the Debtors enter into or publicly announce or state in writing their intent to enter into an Alternative Restructuring Proposal;

(iii)          the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation and warranty shall have become inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(l), (q) or (r) not to be satisfied, (x) the Requisite Backstop Parties shall have delivered written notice of such breach or inaccuracy to the Company, (y) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after the Requisite Backstop Parties transmit a written notice in accordance with Section 10.1 detailing any such breach and (z) as a result of such failure to cure, any condition set forth in Section 7.1(l), (q) or (r) is not capable of being satisfied; provided that the Requisite Backstop Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) if one or more Backstop Parties making up the Requisite Backstop Parties is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.3(g) or (h) being satisfied;

(iv)         the entry by the Bankruptcy Court of an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to Section 1121 of the Bankruptcy Code without the approval of the Requisite Backstop Parties;

(v)          the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or Order that enjoins, makes illegal or otherwise restricts or prohibits the consummation of a material portion of the Restructuring Transactions;

(vi)         the occurrence of the events set forth in Section 12.01(m) of the Restructuring Support Agreement;

(vii)        the appointment in the Chapter 11 Cases of a trustee or receiver, the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court;

(viii)       (x) the acceleration of amounts outstanding under the DIP Facility pursuant to a DIP Termination Event (as defined in the Financing Order) and expiration of the applicable Remedies Notice Period (as defined in the Financing Order) without reversal by the Bankruptcy Court or (y) the termination of the DIP Commitment Letter prior to the DIP Facility being funded, or the termination of the DIP Facility;

(ix)          the Bankruptcy Court enters an Order to require the Backstop Parties to return the Commitment Fee or the Extension Fee; or

(x)           the Commitment Fee has not been funded into escrow pursuant to Section 3.1(b) prior to the execution of this Agreement.

(d)            by the Company upon written notice to each Backstop Party if:

(i)            one or more Backstop Parties have breached any representation, warranty, covenant or other agreement made by the Backstop Parties in this Agreement or any such representation and warranty shall have become inaccurate after the date of this Agreement and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) or (h) not to be satisfied, (x) the Company shall have delivered written notice of such breach or inaccuracy to the Backstop Parties, (y) such breach or inaccuracy is not cured by the Backstop Parties by the tenth (10th) Business Day after the Company transmits a written notice in accordance with Section 10.1 detailing any such breach and (z) as a result of such failure to cure, any conditions set forth in Section 7.3(g) or (h) is not capable of being satisfied; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if it is then in breach of any representation, warranty, covenant or other agreement hereunder that would result in the failure of any condition set forth in Section 7.1(l), (q) or (r) being satisfied;

(ii)           the board of directors, board of managers, or such similar governing body of any Debtor determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(iii)          the issuance by any Governmental Entity, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or Order that enjoins, makes illegal or otherwise restricts or prohibits the consummation of a material portion of the Restructuring Transactions; or

(iv)          the Bankruptcy Court enters an Order denying confirmation of the Plan.

Section 9.2   Effect of Termination. Within three (3) days following the delivery of a termination notice pursuant to Article IX, the Debtors and/or the Requisite Backstop Parties, as applicable, delivering such termination notice may waive, in writing, the occurrence of the termination event identified in the termination notice; provided, however, that the termination event provided for in Section 9.1(b)(i) may not be waived beyond the End Date with respect to a Backstop Party that does not provide such waiver. Absent such waiver, this Agreement shall be terminated on the fourth (4th) day following delivery of the termination notice pursuant to Section 9.1. Upon termination pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Debtors or the Backstop Parties; provided that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III for fees and expenses through the date of such termination and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement, in each case, until fully performed, (ii) the provisions set forth in Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.2 shall relieve any Party from liability arising from any willful or intentional breach of this Agreement prior to the termination thereof. For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Restructuring Transactions and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement after the applicable conditions thereto have been satisfied or waived shall constitute a willful or intentional breach.

ARTICLE X

GENERAL PROVISIONS

Section 10.1   Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)	If to the Company or any other Debtor:

Valaris plc
110 Cannon Street
London EC4N 6EU
Attention: Michael McGuinty, General Counsel
E-mail address: Michael.McGuinty@valaris.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
	Attention:	Anup Sathy, P.C.
Ross M. Kwasteniet, P.C.
Spencer Winters
	E-mail:	anup.sathy@kirkland.com
ross.kwasteniet@kirkland.com
spencer.winters@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
	Attention:	Sean T. Wheeler, P.C.
Douglas E. Bacon, P.C.
Allan Kirk
	E-mail:	sean.wheeler@kirkland.com
doug.bacon@kirkland.com
allan.kirk@kirkland.com
and
Slaughter and May
One Bunhill Row
London EC1Y 8YY
	Attention:	Hywel Davies and Ian Johnson
	E-mail:	hywel.davies@slaughterandmay.com;
ian.johnson@slaughterandmay.com;
ProjectPhoenixSM@slaughterandmay.com

(b)            if to an Initial Backstop Party or transferee thereof, to the address set forth such Initial Backstop Party’s signature page or such transferee’s joinder signature page, with, in the case of an Initial Backstop Party, a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention:	Thomas Mayer, Stephen Zide and Nathaniel Allard
Facsimile:	(212) 715-8000
E-mail:	tmayer@kramerlevin.com, szide@kramerlevin.com, nallard@kramerlevin.com

Akin Gump LLP
Level 8, 10 Bishops Square
London, E1 6EG
United Kingdom
Attention:	James Terry and Jakeob Brown
Facsimile:	+44 20 7012 9600
E-mail:	james.terry@akingump.com, jakeob.brown@akingump.com

(c)            if to an Additional Backstop Party or transferee thereof, to the address set forth on such Additional Backstop Party’s joinder signature page or such transferee’s joinder signature page.

Section 10.2   Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.6 or Section 10.7, and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

Section 10.3   Prior Negotiations; Entire Agreement.

(a)            This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement will continue in full force and effect in accordance with their terms.

(b)            Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4   Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6   Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7   Waivers and Amendments; Rights Cumulative. This Agreement may be amended, restated, modified, or changed only by a written instrument signed by the Debtors and the Requisite Backstop Parties; provided that each Backstop Party’s prior written consent shall be required for any amendment that would have the effect of: (a) modifying such Backstop Party’s Backstop Commitment Percentage or Holdback Commitment Percentage (other than a pro rata reduction to reflect the inclusion of Additional Backstop Parties), (b) increasing the Purchase Price to be paid in respect of the Backstop Securities, (c) changing the terms of or conditions to the payment of the Backstop Premium; (d) extending the End Date (except as contemplated by Section 2.3(a)); or (e) otherwise disproportionately and materially adversely affecting such Backstop Party; provided that the sole remedy for any Backstop Party that does not consent to any of the matters referred to in clauses (b), (c) or (d) above shall be that such Backstop Party shall have the right to terminate its Backstop Commitment and/or Holdback Commitment, as applicable, as to itself only. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed solely by Article VII) may be waived (x) by the Debtors only by a written instrument executed by the Company and (y) by the Requisite Backstop Parties only by a written instrument executed by all of the Requisite Backstop Parties. Notwithstanding anything to the contrary contained in this Agreement, prior to the third (3rd) Business Day following the Rights Offering Expiration Time, the Initial Backstop Parties may agree, among themselves, to reallocate their Backstop Commitment Percentages or Holdback Commitment Percentages, without any consent or approval of any other Party; provided, however, (i) for the avoidance of doubt, any such agreement among the Initial Backstop Parties shall require the consent or approval of all Initial Backstop Parties affected by such reallocation, (ii) no Initial Backstop Party will be relieved of its obligations hereunder immediately prior to such reallocation (including with respect to its Backstop Commitment and Holdback Commitment) in connection with any such reallocation and (iii) (A) the Initial Backstop Parties shall provide written notice to the Company of any such adjustment reasonably promptly after any such agreement is reached and in any event, within two (2) Business Days of any such agreement, (B) the Company shall reasonably promptly, and in any event, within five (5) Business Days, amend without further consent from any Party, Schedule 1 attached hereto to reflect the reallocated Backstop Commitment Percentages or Holdback Commitment Percentages, as applicable, (C) the Company shall be able to rely on any such written notice and shall not be held liable or deemed in breach of this Agreement in any way for amending Schedule 1 in accordance with such written notice and (D) such amended Schedule 1 shall be valid and binding on all Parties, notwithstanding any error or omissions that may have been in the written notice provided to the Company. The Company shall provide written notice (which may be in the form of email) of any amendment to Schedule 1 reasonably promptly after any such amendment, which in no event shall be more than seven (7) days after such amendment; provided that if the Company further amends Schedule 1 prior to providing such written notice, the Company may provide written notice of the fully amended Schedule 1 instead of individual notices of each separate amendment. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 10.8   Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10   Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits; provided, that in all events, a Party will be liable for direct damages and any other reasonably foreseeable damage that is recoverable under applicable contract law.

Section 10.11   No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) (i) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Company or any of the other Debtors that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity and (ii) no Backstop Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities and (d) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Backstop Securities.

Section 10.12   Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Backstop Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement.

Section 10.13   Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a proceeding to approve or enforce the terms of this Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VALARIS PLC

By:	/s/ Jonathan H. Baksht
Name:	Jonathan H. Baksht
Title:	Authorized Signatory

Alpha Achiever Company
Alpha Admiral Company
Alpha Archer Company
Alpha Offshore Drilling Services Company
Alpha Orca Company
Atlantic Maritime Services LLC
Atwood Australian Waters Drilling Pty Ltd
Atwood Deep Seas, Ltd.
Atwood Oceanics Australia Pty. Limited
Atwood Oceanics LLC
Atwood Oceanics Pacific Limited
Atwood Offshore Drilling Limited
Atwood Offshore Worldwide Limited
Ensco (Thailand) Limited
ENSCO Asia Pacific Pte. Limited
Ensco Associates Company
Ensco Australia Pty Limited
ENSCO Capital Limited
ENSCO Corporate Resources LLC
ENSCO Development Limited
Ensco do Brasil Petroleo E Gas Ltda.
Ensco Drilling I Ltd.
ENSCO Drilling Mexico LLC
Ensco Endeavors Limited
ENSCO Global GmbH
ENSCO Global Investments LP
Ensco Global IV Ltd
ENSCO Global Resources Limited
ENSCO Holding Company
Ensco Holdings I Ltd.
Ensco Holland B.V.
ENSCO Incorporated
ENSCO Intercontinental GmbH
ENSCO International Inc.

 [Debtors Signature Page to Backstop Commitment Agreement]

Ensco International Ltd.
ENSCO Investments LLC
ENSCO Jersey Finance Limited
ENSCO Limited
Ensco Management Corp.
ENSCO Maritime Limited
Ensco Mexico Services, S. de R.L. de C.V.
Ensco Ocean 2 Company
ENSCO Oceanics Company LLC
Ensco Oceanics International Company
Ensco Offshore Company
ENSCO Offshore International Company
ENSCO Offshore International Holdings Limited
Ensco Offshore International Inc.
ENSCO Offshore U.K. Limited
ENSCO Overseas Limited
ENSCO Transcontinental II LP
Ensco Transnational I Limited
Ensco UK Drilling Limited
ENSCO United Incorporated
ENSCO Universal Limited
Ensco Vistas Limited
ENSCO Worldwide GmbH
Great White Shark Limited
Green Turtle Limited
Offshore Drilling Services LLC
Pride Foramer S.A.S.
Pride Forasol S.A.S.
Pride Global II Ltd.
Pride International LLC
Pride International Management Company LP
Ralph Coffman Limited
Ralph Coffman Luxembourg S.a r.l.
RCI International, Inc.
RD International Services Pte. Ltd.
RDC Arabia Drilling, Inc.
RDC Holdings Luxembourg S.a r.l.
RoCal Cayman Limited
Rowan Companies Limited
Rowan Companies LLC
Rowan Drilling (Trinidad) Limited
Rowan Drilling (U.K.) Limited

[Debtors Signature Page to Backstop Commitment Agreement]

Rowan Drilling, S. de R.L. de C.V.
Rowan International Rig Holdings S.a r.l.
Rowan Marine Services, LLC
Rowan N-Class (Gibraltar) Limited
Rowan No. 1 Limited
Rowan Norway Limited
Rowan Offshore (Gibraltar) Limited
Rowan Offshore Luxembourg S.a r.l.
Rowan Rex Limited
Rowan Rigs S.a r.l.
Rowan Services LLC
Rowan, S. de R.L. de C.V.
Rowandrill, LLC

By:	/s/ Jonathan H. Baksht
	Name:	Jonathan H. Baksht
	Title:	Authorized Signatory

[Debtors Signature Page to Backstop Commitment Agreement]

[Consenting Backstop Party SIGNATURE PAGEs OMITTED]

By:
Name:
Title:

Notice Information [Address]

[Email address]

[Attention to:]

[Backstop Party Signature Page to Backstop Commitment Agreement]

Exhibit A

Form of Joinder Agreement - Backstop Parties

JOINDER AGREEMENT

This joinder agreement (this “Joinder Agreement”) to the Backstop Commitment Agreement, dated August 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”), between the Valaris plc, the other Debtors (as defined in the Backstop Agreement) and the Backstop Parties (as defined in the Backstop Agreement) is executed and delivered by [●] (the “Joining Party”) as of [●]. Each capitalized term used but not defined herein shall have the meaning set forth in the Backstop Agreement.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Backstop Agreement, a copy of which is attached to this Joinder Agreement as Exhibit A (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof), as a Backstop Party for all purposes under the Backstop Agreement.

Representations and Warranties. The Joining Party hereby severally and jointly makes the representations and warranties given by the Backstop Parties set forth in Article V of the Backstop Agreement to the Debtors as of the date of this Joinder Agreement and as of the Closing Date.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Exhibit B

Form of Joinder Agreement - Issuer

JOINDER AGREEMENT

This joinder agreement (this “Joinder Agreement”) to the Backstop Commitment Agreement, dated August 18, 2020 (as amended, supplemented or otherwise modified from time to time, the “Backstop Agreement”), between the Valaris plc, the other Debtors (as defined in the Backstop Agreement) and the Backstop Parties (as defined in the Backstop Agreement) is executed and delivered by [●] (the “Joining Party”) as of [●]. Each capitalized term used but not defined herein shall have the meaning set forth in the Backstop Agreement.

Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Backstop Agreement, a copy of which is attached to this Joinder Agreement as Exhibit A (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions hereof), as Issuer for all purposes under the Backstop Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.